UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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DIGIMARC CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIGIMARC CORPORATION
 9405 S.W. Gemini Drive
Beaverton, Oregon 97008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2007

To the Stockholders of Digimarc Corporation:

Notice is hereby given that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Digimarc Corporation, a Delaware corporation (the “Company”), will be held on Wednesday, May 2, 2007 at the headquarters of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, at 11:00 a.m., local time. The purposes of the Annual Meeting will be:

1.                Election of Directors.   To elect three Class II directors, to hold office until the 2010 Annual Meeting of Stockholders or until their successors are elected and qualified (Proposal No. 1);

2.                Ratification of Appointment of Independent Registered Public Accounting Firm.   To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 (Proposal No. 2);

3.                Other Business.   To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on March 14, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting in person, we urge you to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors,

Bruce Davis
Chairman of the Board of Directors and
Chief Executive Officer
Beaverton, Oregon
April 2, 2007

DIGIMARC CORPORATION

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

General Information

This Proxy Statement is being mailed to the stockholders of Digimarc Corporation (the “Company” or “Digimarc” or “we” or “our”), a Delaware corporation, on or about April 2, 2007, in connection with the solicitation by the Company through its Board of Directors (the “Board of Directors”) of proxies for use in voting at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Wednesday, May 2, 2007, at 11:00 a.m., local time, at the headquarters of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting by the proxy holders designated thereon.

The close of business on March 14, 2007 has been fixed as the record date (the “Record Date”) for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were 21,497,731 shares of the Company’s common stock, $0.001 par value per share, outstanding and entitled to vote at the Annual Meeting.

Each outstanding share of common stock on the Record Date is entitled to one vote on all matters. The required quorum for the Annual Meeting is a majority of the shares outstanding, present either in person or by proxy, on the Record Date. There must be a quorum for the Annual Meeting to be held. Our Inspector of Elections will tabulate votes cast by proxy or in person at the Annual Meeting.

Revocability of Proxy

You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

•       delivering to the Company (to the attention of Robert P. Chamness, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date; or

•       attending the Annual Meeting and voting in person.

Solicitation

The cost of soliciting proxies will be borne by the Company. Besides this solicitation by mail, our directors, officers and other employees may solicit proxies. Such persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse such persons and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We may also retain the services of a proxy solicitation, information agent and/or mailing service to perform the broker nominee search and to distribute proxy materials to banks, brokers, nominees and intermediaries, for which the Company would not pay more than $10,000.

Voting Procedures

•       Directors are elected by a plurality of the votes cast, provided a majority of the shares of common stock are present or represented and entitled to vote at the Annual Meeting. The three nominees who receive the greatest number of votes will be elected directors.

•       The ratification of the appointment of the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007 will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting.

•       Abstentions are shares that abstain from voting on a particular matter. Under the General Corporation Law of the State of Delaware, abstentions effectively count as being present for purposes of determining whether a quorum of shares is present at a meeting.

•       Abstentions have no effect on Proposal No. 1. Because abstentions will be included in tabulations of the shares entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposal No. 2.

•       Broker non-votes occur when shares are held in “street name” by brokers or nominees who indicate on their proxies that they did not receive voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote such shares as to a particular matter. Under the General Corporation Law of the State of Delaware, broker non-votes effectively count as being present for purposes of determining whether a quorum of shares is present at a meeting. Broker non-votes have no effect on Proposal No. 1 or Proposal 2.

Principal Executive Offices of Digimarc

Digimarc Corporation’s principal executive offices are located at 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

ELECTION OF DIRECTORS
(Proposal No. 1)

Our Board of Directors is divided into three classes: Class I, Class II and Class III. At the Annual Meeting, three directors are to be elected, each to serve for a term of three years and until his successor is elected and qualified, or until the death, resignation or removal of such director. Mr. Monego, Mr. Smith and Mr. Whitney, as Class II directors, are up for election at this Annual Meeting. Proxies will be voted for the election of each of the nominees named below as director unless the authority to vote for the nominee is withheld. Mr. Monego, Mr. Smith and Mr. Whitney have indicated that each of them is able and willing to serve if elected. In the event, however, that any nominee is unable or declines to serve as director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. If Mr. Monego, Mr. Smith or Mr. Whitney should become unable or unavailable to serve prior to the election, the Board of Directors may recommend another person, and Bruce Davis and Michael McConnell, in their capacity as proxy holders, will vote the proxies for such person.

There are also six continuing directors. Mr. Davis, Mr. Grossi and Mr. Richardson, as Class III directors, will serve until the Company’s 2008 annual meeting of stockholders. Mr. Roth, Mr. Miller and Mr. Waterhouse, as Class I directors, will serve until the Company’s 2009 annual meeting of stockholders.

The Company’s Amended and Restated Bylaws, as amended, authorize the number of directors to be not less than five and not more than eleven. The number of directors is currently fixed by the Bylaws at ten. There is presently one vacancy on the Board of Directors. The Board of Directors has determined that the current size and configuration of the Board is sufficient, and has determined to discontinue further searches for director candidates to fill the vacancy at this time.

No director of the Company has resigned or declined to stand for re-election to the Board of Directors because of disagreements with the Company on any matters relating to the Company’s operations, policies or practices since the date of the last meeting of the stockholders. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company. There is no family relationship between any director and executive officer of the Company.

	Age	Director Since	Expiration of Term
Nominees:
Philip J. Monego, Sr.	59	1996	2010
Peter W. Smith	73	2000	2010
Bernard Whitney	50	2005	2010
Continuing Directors:
Bruce Davis	54	1997	2008
Brian J. Grossi	56	1996	2008
James T. Richardson	59	2003	2008
Jim Roth	70	2003	2009
William J. Miller	61	2005	2009
Lloyd G. (“Buzz”) Waterhouse	55	2005	2009

Class II Director Nominees

Philip J. Monego, Sr. was our chairman of the Board of Directors from 1996 to May 2002. Mr. Monego is the managing partner of Technology Perspectives Partners, LLC, a private equity investment fund focused on early stage technology companies and a venture partner in the Media Technology Venture family of funds. He is also the president and founder of Technology Perspectives, a strategic management consulting firm, started in 1987. In that capacity, he has served as a strategic advisor to chief executives for some of the world’s largest information technology and media companies. Mr. Monego was a founder, chief executive officer and chairman of the Board of Directors of Voquette, Inc., an enterprise content management software company from May 1999 to August 2002, at which time Voquette, Inc. was merged with Protégé Group, Ltd. to a create a new entity, Semagix Group, Ltd., for which Mr. Monego served as non-executive chairman of the board until October 2003. Prior to that, Mr. Monego was co-founder, president and chief executive officer of NetChannel, Inc., an Internet information delivery service, from May 1996 to June 1998. Prior to that, Mr. Monego was interim president and chief executive officer of Yahoo! Corporation from April 1995 to September 1995. During his over 30 years in the information technology industry, Mr. Monego has been a founder, CEO, senior executive and investor in more than two dozen companies. He is a director of CafePress.com Inc., an online marketplace and e-commerce services company. Mr. Monego earned a B.A. in management from LaSalle University in 1972.

Peter W. Smith was elected to our Board of Directors in April 2000. Mr. Smith is a retired corporate executive and has served as a consultant to various companies (other than Digimarc) since 2000. Most recently, Mr. Smith served as president of News Technology for News America from January 1998 until his retirement in February 2000. In that capacity, he coordinated technology throughout News Corporation and served as a technology advisor to its Board of Directors. From January 1996 to January 1998, Mr. Smith served as its executive vice president, television. Prior to that, Mr. Smith held the position of director, technology, for News International (UK). Both News Technology and News International (UK) are affiliated companies of News Corporation, an international media and entertainment company. Mr. Smith received a B.E. and B.Sc. from the University of Sydney, with first class honors.

Bernard Whitney was elected to our Board of Directors in June 2005. Mr. Whitney is a retired corporate executive with twenty-four years of experience in the high technology and finance sectors, and has since 2002 served as an independent director and consultant. From June 1999 until his retirement in

July 2002, Mr. Whitney was the vice president and CFO of Handspring, Inc, a handheld computer and wireless communications manufacturer. From August 1997 to June 1999, Mr. Whitney was the executive vice president and CFO of Sanmina Corporation, a high-end data com and telecom manufacturer. He served as the vice president of finance & manufacturing operations (1996 1997) and corporate controller (1995 1996) of Network General Corporation, a developer of network management software. From 1987 to 1995, Mr. Whitney held a number of senior financial management positions at Conner Peripherals, Inc., a disk and tape drive manufacturer. He began his career in financial analysis and accounting at Friden Alcatel, an electronic office equipment supplier, from 1983 to 1987, and Randtron Systems, and electronic antenna systems manufacturer, from 1981 to 1983. He currently serves as a director for a number of private and non-profit entities, and until its sale, served as a director for Plumtree Software, Inc. (Nasdaq: PLUM) (including as the chair of the audit committee and a member of the corporate governance committee). Mr. Whitney received a B.S. in business administration, majoring in finance, from California State University Chico and a masters in business administration from San Jose State University.

Continuing Class III Directors

Bruce Davis has served as our Chief Executive Officer since December 1997. He also has been our chairman of the Board of Directors since May 2002 and a director since December 1997. He also was our President from December 1997 through May 2001. Prior to joining us, Mr. Davis served as president of Titan Broadband Communications, a provider of information technology and satellite communications systems and services, from April 1997 to December 1997. Prior to that, Mr. Davis served as president of Prevue Networks, Inc., a supplier of electronic program guides and program promotion services for the cable and satellite television markets, from July 1996 to February 1997. Prior to that, Mr. Davis founded and served as president of TV Guide On Screen (which later merged with Prevue Networks, Inc. and is now part of Gemstar TV Guide International), a joint venture of News Corporation and TCI (now part of Comcast) which supplied electronic program guides and navigational software for the cable television market, from January 1993 to July 1996. Mr. Davis received a B.S. in accounting and psychology and an M.A. in criminal justice from the State University of New York at Albany, and a J.D. from Columbia University.

Brian J. Grossi has served as one of our directors since July 1996, when he led the first professional investment round in the Company. In 1994, Mr. Grossi was a co-founding general partner of AVI Capital Management, a venture capital firm specializing in high-technology companies. From 1982 to 1992, Mr. Grossi was a co-founding general partner with Alpha Partners, an early-stage venture capital firm in Silicon Valley. From 1976 to 1982, he worked at the Stanford Research Institute as a research engineer and project leader. From 1973 to 1976, he worked at Hewlett Packard HPA and HP Labs as a design engineer. Mr. Grossi received a B.S. with Distinction and an M.S. in mechanical engineering from Stanford University.

James T. Richardson was elected to our Board of Directors in March 2003. Mr. Richardson is a director of and consultant to companies in the high-technology sector and has served as chief financial officer and chief administrative officer for five global technology companies ranging in size from $20 million to $300 million in annual revenue. Functional responsibilities have included controllership, treasury, corporate communications, operations, business development (mergers & acquisitions), information systems, human resources and legal affairs. His most recent executive post was as senior vice president and chief financial officer at WebTrends Corporation from July 1998 to April 2001. Prior to that, he was senior vice president - corporate operations and chief financial officer at Network General Corporation (which has since merged with McAfee to form Network Associates) from April 1994 to January 1998; vice president finance and administration and chief financial officer at Logic Modeling Corp. (which has since been acquired by Synopsys) from July 1992 to March 1994; and vice president finance and administration and chief financial officer at Advanced Logic Research, Inc. (which has since been acquired by Gateway) from November 1989 to July 1992. Mr. Richardson currently serves as chairman of the Board of Directors of FEI Company (Nasdaq: FEIC) and as a director of Tripwire, Inc., a Portland, Oregon-based network security company (audit committee chair). He is also a trustee of Lewis & Clark college and a member of the Board of Directors of the Oregon Historical Society. Mr. Richardson received a B.A. in finance and accounting from Lewis and Clark College, an M.B.A. from the University of Portland, and a J.D. from the Lewis and Clark Law School. He attended the Stanford Directors’ College in 2001, holds the Certificate of Director Education issued by the National Institute of Corporate Directors (NACD) and is both a C.P.A. and attorney in Oregon.

Continuing Class I Directors

Jim Roth was elected to our Board of Directors in February 2003. Mr. Roth is a retired corporate executive with forty-eight years of experience in the aerospace, defense and several related high technology sectors. He currently serves as a director for EDO Corporation (NYSE: EDO), an engineered defense products company. Past directorships include membership on the Board of Directors of Titan Corporation (NYSE: TTN), a provider of systems solutions and services to the U.S. Department of Defense, intelligence agencies and other government clients, and Sure Beam Corporation (Nasdaq: SURE). Mr. Roth retired in 1998 as president and CEO of GRC International Inc., positions that he held since 1992, and where he also served as chairman of the Board of Directors of the corporation in 1997. GRC International Inc., formerly a publicly traded (NYSE) professional services company serving an array of government and private-sector clients with the majority of its revenues derived from the military, space and classified communities, was acquired by AT&T subsequent to Mr. Roth’s retirement. Mr. Roth joined GRC International Inc. (then General Research Corporation) in 1974 as the director of Los Angeles operations. Prior to his retirement, Mr. Roth also served on the President’s Council of Competitiveness, as director of the Northern VA Technology Council and the Professional Services Council and as an advisor for the Engineering College at the University of California at Santa Barbara. Mr. Roth received a B.S. in electrical engineering from the University of Toledo and an M.S. in electrical engineering from the University of Akron.

William J. Miller was elected to our Board of Directors in June 2005. Mr. Miller is a retired corporate executive with thirty-five years of experience in the high technology and legal sectors, and has since 1999 served as an independent director and consultant. From April 1996 to his retirement in November 1999, Mr. Miller was the chairman and CEO of Avid Technology, Inc., a leader in digital media creation tools for film, video, audio, animation, games, and broadcast professionals. He served as the chairman (1993 1995) and CEO (1992 1995) of Quantum Corporation, a developer of storage technology. From 1981 to 1992, Mr. Miller also held senior management positions at Control Data Corporation, a supplier of computer hardware, software and services. He currently serves as a director for Nvidia Corporation (Nasdaq: NVDA), a provider of graphics processing units (GPUs), media and communications processors (MCPs), wireless media processors (WMPs), and related software for personal computers (PCs), handheld devices, and consumer electronics platforms; Waters Corporation (NYSE: WAT), a manufacturer of analytical instruments; Viewsonic Corporation, a provider of visual display products; Overland Storage, Inc. (Nasdaq: OVRL), a supplier of data storage products; and Glu Mobile Inc. (Nasdaq: GLUU), a publisher of mobile games. Mr. Miller received a B.A. in speech communication from the University of Minnesota and a J.D from the University of Minnesota.

Lloyd G. (“Buzz”) Waterhouse was elected to our Board of Directors in July 2005. Mr. Waterhouse is president and CEO of Harcourt Education. From 2005 to 2007, Mr. Waterhouse served as an independent director and consultant. From 2001 to2004, Mr. Waterhouse was the chairman and CEO of Reynolds and Reynolds Co., Inc. (NYSE: REY), a $1 billion leader in providing technology solutions to automotive retailers and manufacturers. He also served as its president and chief operating officer from 1999 2000, and its CEO from 2000 2001. He is also a 26 year veteran of IBM Corporation (NYSE: IBM), where he served as president or general manager for a number of e-business, global services, and technical and marketing business units, domestically and in Asia. Mr. Waterhouse currently serves as director for a number of corporate and not-for profit entities. He is on the Board of Directors of Atlantic Mutual Companies (serving on the governance committee); e-Fund, where he is a co-founder and director; i2 Company (Nasdaq: ITWH) (serving on the governance and audit committees); and the Board of Visitors, Pennsylvania State University, Smeal College of Business. He is a past director of Reynolds and Reynolds Co., Inc. (1999-2004); i-Zone, where he was a founder, chairman and an advisory board member; Ohio Business Roundtable; Dayton Development Commission; Fifth Third Bank, Western Ohio Region (2002-2005); and the Wright Center for Innovation (2003-2005). Mr. Waterhouse received a B.S. in Finance from Pennsylvania State University and an M.B.A. in finance from Youngstown State University.

Determination of Independence

The Board of Directors has determined that each of Philip J. Monego, Sr., Brian J. Grossi, Peter W. Smith, Jim Roth, James T. Richardson, Bernard Whitney, William J. Miller and Lloyd G. (“Buzz”) Waterhouse, collectively representing a majority of the members of the Board of Directors of the Company, are “independent” as such term is defined by Marketplace Rule 4200 of the National Association of Securities Dealers, Inc.

Vote Required

If a quorum is present, the three candidates receiving the highest number of affirmative votes present or represented and voting on this proposal at the Annual Meeting will be elected to the Board of Directors. Abstentions and broker non-votes will be counted for the purposes of determining the presence or absence of a quorum, but will have no effect on the election of directors once a quorum is established.

The Board of Directors Recommends a Vote FOR the Election of each of the Nominees Named Above.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Proposal No. 2)

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2007. Although ratification by shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

If the stockholders do not ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider the appointment. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement if he or she desires to do so.

Resignation of Former Independent Registered Public Accounting Firm

KPMG LLP advised the Company on June 14, 2005 that KPMG would resign as the Company’s independent registered public accounting firm, effective upon the filing of the Company’s Form 10-Q for the quarter ended June 30, 2005. On August 9, 2005, the Company filed its Form 10-Q for the quarter ended June 30, 2005, and KPMG’s resignation as the Company’s independent registered public accounting firm became effective upon such filing.

During the years ended December 31, 2003 and December 31, 2004 and the subsequent interim period through August 9, 2005, there were no disagreements with KPMG on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to KPMG’s satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its reports. KPMG’s reports on the Company’s consolidated financial statements for the years ended December 31, 2003 and December 31, 2004 and the subsequent interim period through August 9, 2005 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report on the Company’s consolidated financial statements for the year ended December 31, 2004 included a separate paragraph which stated the following: “As indicated in Note 2 to the consolidated financial statements, the Company has restated its consolidated financial statements as of and for the year ended December 31, 2003.”

During the years ended December 31, 2003 and December 31, 2004 and the subsequent interim period through August 9, 2005, there were no reportable events, except that KPMG’s report indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses in internal controls and contains an explanatory paragraph which identified the following material weaknesses: inadequate supervision and technical accounting expertise within the accounting and finance department; inadequate design and implementation of new accounting system; inadequate quarterly and year-end financial statement close and review process; insufficient controls both for determining the nature and types of costs that should be capitalized and for ensuring allocation of costs to particular projects are appropriate; insufficient controls to ensure that various international, state and local tax exposures were quantified and properly accrued on a timely basis; insufficient training and inadequate reconciliation processes for complex revenue recognition requirements primarily related to international transactions; insufficient controls related to system access and segregation of duties; and inadequacies related to entity-level controls. The material weakness are described in more detail in the Company’s Form 8-K filed with the Securities and Exchange Commission on June 20, 2005, as amended on August 15, 2005. The Company has since corrected these material weaknesses.

The Company authorized KPMG to respond fully to the inquiries of the successor independent registered public accounting firm concerning these issues, once such firm had been selected.

The Company provided KPMG with a copy of the disclosure contained in the Form 8-K, filed with the Securities and Exchange Commission on June 20, 2005, as amended on August 15, 2005, and requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the above statements. KPMG’s letters, dated June 20, 2005 and August 12, 2005, are filed as exhibits to the Form 8-K and its amendment, respectively.

Selection of Grant Thornton LLP

On September 12, 2005, the Audit Committee of the Board of Directors of the Company engaged Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005. From January 1, 2003 through September 12, 2005, the Company did not consult with Grant Thornton regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting will be required to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. Abstentions will have the effect of a vote “against” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

The Audit Committee and the Board of Directors Recommends a vote FOR the Ratification of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2007

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

During 2006, the Board of Directors met five times. Each director attended at least 75% of the aggregate of the total number of regular and special meetings of the Board of Directors that were held in 2006. On average, director attendance for meetings of the Board of Directors was 96%. During 2006, the Board of Directors had an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Each director attended at least 75% of the total number of committee meetings of the Board of Directors on which he served in 2006, except for Mr. Waterhouse, who attended three of the five meetings of the Governance and Nominating Committee held in 2006. On average, director attendance for committee meetings was 94%. We do not require director attendance at our annual meeting of stockholders, unless held in conjunction with a Board of Directors or committee meeting. All nine of the directors attended the 2006 Annual Meeting of Stockholders on May 2, 2006.

Audit Committee

The Company has a separately-designated standing Audit Committee of the Board of Directors, consisting of Messrs. Whitney (chairman), Richardson, Grossi, and Miller, which is responsible for overseeing the quality and integrity of the accounting, auditing, and financial reporting practices of the Company, the audits of the financial statements of the Company, and such other duties as directed by the Board of Directors. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) engaged to prepare or issue an audit report on the financial statements of the Company or perform other audit, review or attest services for the Company. Effective January 1, 2006, the Audit Committee also serves as our Qualified Legal Compliance Committee, established in response to the Sarbanes-Oxley Act of 2002. The Audit Committee met four times during 2006.

The Board of Directors has adopted and amended from time to time a charter for the Audit Committee to authorize expanded powers consistent with the provisions of the Sarbanes-Oxley Act of 2002 and other requirements. A copy of this charter was attached to the Proxy Statement for the 2004 Annual Meeting of Stockholders as Exhibit A and is posted on the Digimarc website, www.digimarc.com, on the Corporate Governance page. The Board of Directors has determined that each of the four members of the Audit Committee meets the requirements for “independence” as set forth in Marketplace Rules 4200 and 4350(d) of the National Association of Securities Dealers, Inc. and applicable SEC rules; that each of Bernard Whitney, Brian J. Grossi, James T. Richardson and William J. Miller has the requisite financial sophistication called for by Marketplace Rule 4350(d) of the National Association of Securities Dealers, Inc.; and that each of Bernard Whitney and James T. Richardson (a) has been designated as, and has the requisite attributes of, an “Audit Committee financial expert” in compliance with Item 407(d)(5) of Regulation S-K and (b) is “independent” as set forth in Marketplace Rules 4200 and 4350(d).

Compensation Committee

The Compensation Committee, consisting of Messrs. Grossi (chairman), Monego, and Roth, has the authority and responsibility to approve the Company’s overall compensation strategy, review, establish and approve executive compensation, administer the annual and long-term compensation plans, and review and make recommendations to the Board of Directors with respect to director compensation, as well as such other duties and functions as directed by the Board of Directors from time to time or as are consistent with its charter, the Company’s Amended and Restated Bylaws, as amended, and governing law, rules and regulations. The Compensation Committee’s role includes a particular focus on the compensation of executive officers and non-employee directors of the Company and the administration of the stock incentive plans and significant employee benefit programs of the Company. The Compensation Committee may delegate responsibilities to subcommittees of the Compensation Committee, as it deems necessary and appropriate.

The Compensation Committee met five times during 2006. The Compensation Committee has a written charter, a copy of which is available on the Digimarc website, www.digimarc.com on the Corporate Governance page. The Board of Directors has determined that all members of the Compensation Committee are (a) “independent” as that term is defined in Marketplace Rule 4200 of the National Association of Securities Dealers, Inc., (b) “non-employee directors” as that term is defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (c) “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Governance and Nominating Committee

The Governance and Nominating Committee, consisting of Messrs. Smith (chairman), Monego, Roth, and Waterhouse, has been delegated responsibility for overseeing the quality and integrity of the corporate governance practices of the Company. The Governance and Nominating Committee’s role included the review, monitoring, and general oversight regarding corporate policies and procedures involving corporate governance and compliance with significant legal, ethical, and regulatory requirements. The Governance and Nominating Committee is directly responsible for oversight of the Company’s corporate and other compliance programs. This oversight responsibility includes monitoring compliance with the Sarbanes-Oxley Act of 2002. The Governance and Nominating Committee also oversees the structure and evaluation of the Board of Directors and its committees, and the development, monitoring, and enforcement of the corporate governance principles applicable to the Company.

The Governance and Nominating Committee also has responsibility for optimizing the composition, competence and integrity of the Board of Directors and its committees by searching for and recommending individuals for election to the Board of Directors, and such other duties and functions as directed by the Board of Directors from time to time or as were consistent with its charter, the Company’s Amended and Restated Bylaws, as amended, and governing law, rules and regulations. The Governance and Nominating Committee’s role includes responsibility for development of the Board of Directors, including the need to attract and elect independent members of the Board of Directors with expertise in areas supportive of and consistent with the strategic initiatives of the Company. The Governance and Nominating Committee is directly responsible for identifying, screening and recruiting individuals qualified to become members of the Board of Directors.

The Governance and Nominating Committee met five times during 2006. The Board of Directors adopted a written charter for the Governance and Nominating Committee, a copy of which is posted on Digimarc’s website at www.digimarc.com on the Corporate Governance page. The Board of Directors has determined that all members of the Governance and Nominating Committee are “independent” as that term is defined in Marketplace Rule 4200 of the National Association of Securities Dealers, Inc. and that the Committee has a formal written policy addressing the nominating process (attached as an Exhibit to the Governance and Nominating Committee charter), which is available on the Company’s website at www.digimarc.com. Pursuant to its written policy addressing the nominating process, the Governance and Nominating Committee encourages submission of and will consider nominees recommended by stockholders. Written nominations for consideration by the Governance and Nominating Committee should be addressed to the Governance and Nominating Committee of the Company and mailed to the attention of Robert P. Chamness, Secretary, Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

Committee Assignments

The Committee assignments of the non-employee directors of the Board as of the date of this Proxy Statement are as follows:

Non-Employee Directors	Audit	Governance and Nominating	Compensation	Special Litigation
Philip J. Monego, Sr.		Member	Member
Brian J. Grossi	Member		Chair
Peter W. Smith		Chair
Jim Roth		Member	Member
James T. Richardson*	Member
Bernard Whitney	Chair			Member
William J. Miller	Member			Member
Lloyd G. Waterhouse		Member		Chair

*                    Mr. Richardson also serves as the Lead Director

DIRECTOR COMPENSATION

The following table provides information on compensation of our non-employee directors for the fiscal year ended December 31, 2006:

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)(3)
Philip J. Monego, Sr.	$40,000	$11,472	$29,383	$80,855
Brian J. Grossi	$48,125	$11,472	$29,383	$88,980
Peter W. Smith	$36,250	$11,472	$29,383	$77,105
Jim Roth	$40,000	$11,472	$30,659	$82,131
James T. Richardson	$68,750	$11,472	$31,716	$111,938
Bernard Whitney	$50,625	$11,472	$45,054	$107,151
William J. Miller	$40,625	$11,472	$45,054	$97,151
Lloyd G. Waterhouse	$40,000	$11,472	$42,668	$94,140

(1)          On May 2, 2006, each director received a grant of 2,400 shares of restricted stock with a grant date fair value of $17,208. The amounts disclosed above reflect the expense taken in 2006 for these shares. Because this grant was the Company’s first grant of restricted stock to its directors, these amounts also constitute the number of shares of restricted stock held by each director as of December 31, 2006. A summary of the assumptions we apply in calculating these amounts is set forth in the Notes to Condensed Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 on page F-25 under the caption “Deferred Stock Compensation.”

(2)          These amounts represent the amount of expense taken by the Company in 2006 for stock options granted in 2006 and previous years. On May 2, 2006, each director was granted an option to purchase 6,000 shares with a grant date fair value of $23,911. A summary of the assumptions we apply in calculating these amounts is set forth in the Notes to Condensed Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 on pages F-16 to F-18. As of December 31, 2006, the total number of outstanding options held by each director was as follows: Mr. Monego, 187,500; Mr. Grossi, 97,500; Mr. Smith, 94,000; Mr. Roth, 53,000; Mr. Richardson, 56,000; Mr. Whitney, 26,000; Mr. Miller, 26,000; and Mr. Waterhouse, 26,000.

Directors who are also employees of the Company receive no additional compensation for their services as directors. During 2006, Mr. Davis was the only director who was an employee of the Company. Directors who are not employees of the Company receive cash compensation and equity compensation as described below. All directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service.

Cash Compensation.   In 2006, each non-employee director received an annual cash retainer of $30,000. The Lead Director received an additional annual cash retainer of $30,000. Members of the Audit Committee received an annual cash retainer of $10,000, with the chair of the Audit Committee receiving an annual cash retainer of $20,000. Members of the Compensation Committee received an annual cash retainer of $5,000, with the chair of the Compensation Committee receiving an annual cash retainer of $10,000. Members of other standing committees of the Board of Directors received an additional annual cash retainer of $3,750 for each such committee, with the chair receiving an annual cash retainer of $7,500. In addition, if a committee holds more than eight meetings per year, each committee member will receive a fee of $1,000 for each in-person committee meeting and a fee of $500 for each teleconference committee meeting in excess of eight meetings per year. No such fees were paid during 2006.

Equity Compensation.   The 1999 Non-Employee Director Option Program, as amended, establishes an automatic option grant program for the grant of awards to our non-employee directors. Under this program, each non-employee director who first is elected to our Board of Directors on or after March 29, 2002 is automatically granted an option to acquire 20,000 shares of common stock at an exercise price per share equal to fair market value of the common stock at the date of grant. These options vest and become exercisable in 36 equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable three years after the grant date. No new directors were elected to our Board of Directors in 2006. Upon the date of each annual stockholders meeting, each non-employee director who has been a member of our Board of Directors for at least six months prior to the date of the stockholders meeting will receive an automatic grant of options to acquire 6,000 shares of our common stock at an exercise price per share equal to fair market value of the common stock at the date of grant and an automatic grant of 2,400 shares of restricted stock. The options vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable one year after the grant date. The restricted stock awards are subject to a forfeiture restriction that lapses as to 100% of the shares subject to the award one year after the grant date. Messrs. Monego, Grossi, Smith, Roth, Richardson, Waterhouse, Miller and Whitney all received such grants during 2006.

The 1999 Non-Employee Director Option Program was amended on March 29, 2002 to provide for the grant of an option to acquire 3,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant to each non-employee director who serves as a member of a committee of the Board of Directors immediately following each annual meeting of our stockholders, provided such non-employee director has been a member of the Company’s Board of Directors for at least six months prior to the date of the stockholders meeting. These options vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable one year after the grant date.

The Board of Directors has discretion to elect not to make the annual option and restricted stock grants to continuing Board members and standing committee members. In 2006, the Board elected not to make the annual 3,000 share option grant to directors for service on one or more committees.

Following is a summary of the cash compensation program for the Company’s non-employee Directors, presented in a tabular format:

Annual Cash Retainer	$30,000
Additional Annual Cash Retainers for:
Lead Director	$30,000
Audit Committee Chair	$20,000
Audit Committee Member	$10,000
Compensation Committee Chair	$10,000
Compensation Committee Member	$5,000
Other Standing Committee Chair	$7,500
Other Standing Committee Member	$3,750
Additional fee for excess meetings*	$1,000 for in-person meeting $500 for teleconference
Initial Option Grant (New Director)	20,000 shares
Annual Option Grant (Continuing Director)	6,000 shares
Annual Restricted Stock Grant (Continuing Director)**	2,400 shares
Annual Standing Committee Member Option Grant***	3,000 shares

*                    In excess of eight meetings per year.

**             In 2007, this grant will increase to 3,000 shares of restricted stock.

***      In 2006, the Board elected not to grant these awards.

Stock Ownership Guidelines

In March of 2007, the Board of Directors adopted stock ownership guidelines for its members. Under those guidelines, directors will have a 10,000 share ownership guideline, which, for continuing directors, must be met within the 5-year period beginning January 1, 2007. For newly elected directors, the 10,000 share ownership guideline must be met within the 5-year period following the date of election. As of December 31, 2006, all nine directors owned Digimarc stock. Executive officers are encouraged to own Digimarc stock, but are not included within these guidelines. All executive officers owned Digimarc stock as of December 31, 2006.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee (the “Audit Committee”) hereby reports as follows:

1.                The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.                The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Communication with Audit Committees).

3.                The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with Grant Thornton LLP their independence from the Company and has considered whether the provision of the non-audit services is compatible with maintaining Grant Thornton LLP’s independence from the Company.

4.                Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company that, and the Board of Directors has approved, the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

Bernard Whitney, Chairman
James T. Richardson
Brian J. Grossi
William J. Miller

Audit and Non-Audit Fees

The following table presents fees billed, individually and collectively, for professional audit services rendered by Grant Thornton LLP and KPMG LLP for the audit of the Company’s annual consolidated financial statements and for other services rendered for the year ended December 31, 2006, compared to the fees billed for professional audit and related service provided by Grant Thornton and KPMG for the year ended December 31, 2005.

	Fiscal 2006			Fiscal 2005
	Grant Thornton Fees	KPMG Fees	Total Fees	Grant Thornton Fees	KPMG Fees	Total Fees
Audit Fees(1)	$926,700	$15,000	$941,700	$1,173,750	$159,000	$1,332,750
Audit-Related Fees(2)	0	0	0	0	$6,000	$6,000
Tax Fees(3)	$67,100	0	$67,100	$2,000	$63,000	$65,000
All Other Fees(4)	0	0	0	0	0	0
Total Fees	$993,800	$15,000	$1,008,800	$1,175,750	$228,000	$1,403,750

(1)          Audit Fees consist of fees for professional services rendered for the audit of the Company’s fiscal 2006 and fiscal 2005 consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton and KPMG in connection with regulatory filings. The KPMG audit fees principally include two quarterly reviews and its consent to General and Administrative reclassification work. The Grant Thornton audit fees include the estimated audit fees for the year-end 2006 audit. For 2005, Audit Fees also included work on the restatement of prior financial statements and compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)          Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees,” such as audits of employee benefit plans. The KPMG audit-related fees covered their review of and consent to a registration statement on Form S-8.

(3)          Tax Fees consist of fees billed for professional services rendered for tax compliance, including preparation of federal, state and international tax returns. The KPMG tax fees related to the preparation and review of tax returns and related consulting. The Grant Thornton tax fees related to consulting and tax return related items.

(4)          All Other Fees consist of fees for products and services other than the services reported above. There were no such fees incurred in fiscal 2006 and fiscal 2005.

The Audit Committee pre-approves the Audit, Audit-Related, Tax and All Other services performed by the independent registered public accounting firm. In October 2003, the Audit Committee adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, the term of such pre-approval is generally twelve months from the date of pre-approval. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm and the specific services included within such pre-approvals are established annually by the Audit Committee and are reviewed as the Audit Committee deems appropriate. Any proposed services exceeding these levels or amounts or of a different type will require specific pre-approval. No services provided by the independent auditors under the categories of “Audit Fees”, “Audit-Related Fees”, and “Tax Fees” were approved pursuant to the de minimus exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

As set forth in the Report of the Audit Committee of the Board of Directors, the Audit Committee has considered and determined that the provision of audit-related services and tax services described above was compatible with maintaining Grant Thornton’s independence.

MANAGEMENT

Executive Officers

The following table contains certain information regarding our executive officers as of April 2, 2007:

Name	Age	Position
Bruce Davis	54	Chief Executive Officer and Chairman of the Board of Directors
Robert Eckel	48	President, Government Programs
Michael McConnell	56	Chief Financial Officer and Treasurer
Robert Chamness	54	Chief Legal Officer and Secretary
J. Scott Carr	44	Executive Vice President
Reed Stager	46	Executive Vice President

Information concerning Mr. Davis is set forth under “Election of Directors” in this Proxy Statement.

Robert Eckel joined the Company on April 15, 2005 as the President of Government Programs for Digimarc Corporation. Prior to joining us, he served as vice president and general manager, Air Traffic Management Systems, for Raytheon Company in Marlboro, Massachusetts, from 1999 to 2005. In this capacity he was responsible for the business performance and operations for a portfolio of domestic and international programs as well as developing and maintaining strong customer relationships and business partnerships with commercial customers and the Department of Defense. Prior to this position at Raytheon he held increasing levels of responsibility including Program Director roles for production missile and advanced system development programs from 1995 to 1999, and from 1990 to 1995 he held various levels of technical management in the development of advanced electronic and optical systems. From 1980 to 1990, he served in key managerial and technical leadership capacities in developing electronic systems and large-scale integrated circuits at Hughes Aircraft Company in Canoga Park, California. He holds five patents in electronic and optical systems, and is published in the fields of infrared system development and management. Mr. Eckel holds a B.S.E.E. from the University of Connecticut and an M.S.E.E. from the University of California, Los Angeles.

Michael McConnell has served as our Chief Financial Officer and Treasurer since June 2004. Prior to joining Digimarc, from January 2001 until June 2004, Mr. McConnell was senior vice president, chief financial officer and treasurer at WatchGuard Technologies, a public internet security company. He also held other various senior management positions during his tenure at WatchGuard, including chief financial officer and treasurer from October 2000 to June 2004 and vice president of finance from May 1999 to October 2000. From 1979 to May 1999, he served as chief financial officer of several technology companies, both public and private. Mr. McConnell served at Deloitte & Touche, an international auditing and accounting firm from 1973 to 1979. Mr. McConnell is a CPA and holds a B.A. from California Polytechnic State University, San Luis Obispo.

Robert Chamness has served as our Chief Legal Officer and Secretary since May of 2003. He joined the Company as Vice President and General Counsel in January 2002 and was appointed Secretary in February 2002, Vice President of Human Resources in October 2002, Chief Legal Officer in May 2003, and Executive Vice President in December of 2005. Prior to joining Digimarc, from 1995 to 2000, Mr. Chamness was president, chief operating officer and a director of Concentrex Incorporated (previously CFI ProServices, Inc.), a publicly-traded Portland, Oregon based software and services company, where he also served as executive vice president, general counsel, and a director from 1993 to 1995. While at Concentrex, Mr. Chamness was responsible for managing and integrating the operations at 12 locations nationwide, leading the acquisition and integration of more than a dozen companies, and building the executive team. Concentrex was acquired by the John Harland Company in August 2000, and after completing transition responsibilities in December 2000, Mr. Chamness retired. Prior to that, Mr. Chamness practiced law in San Francisco, Washington, D.C., and Indianapolis from 1978 to 1993. A nationally recognized expert in financial services, Mr. Chamness chaired the Consumer Financial

Services Committee of the American Bar Association’s Business Law Section, served as president of the American College of Consumer Financial Services Lawyers, and received the American Bankers Association Distinguished Service Award. Mr. Chamness holds an A.B. cum laude from Wabash College and a J.D. magna cum laude from the Indiana University School of Law.

J. Scott Carr has served as an Executive Vice President of the Company since August 2005. He served as President of Digimarc Watermarking Solutions, an operating division of the Company, from May 2003 to August 2005. From January to May 2003, he served as Vice President and General Manager, Financial Systems, a financial services business unit of Digimarc. During 2002, Mr. Carr served as Vice President and General Manager of our government and bank programs unit. Prior to that, he served as Vice President and General Manager of our secure documents unit from June 1999, as Vice President of Marketing and Business Development from January 1998 to May 1999, and as Director of Business Development from May 1996 to December 1997. Prior to joining us, Mr. Carr served as vice president of marketing at nCUBE Corporation, a manufacturer of video servers, from July 1995 to May 1996. Prior to that, Mr. Carr worked as a staff architect at Sequent Computer Systems, Inc., a computer equipment manufacturer, from August 1992 to July 1995. Mr. Carr received his B.S. in computer science from Oregon State University and an executive MBA from Stanford University.

Reed Stager has served as an Executive Vice President of the Company since August 2005. He served as our Vice President of Corporate Licensing, Marketing & Public Policy from May 2003 to August 2005. Prior to that, he served as our Vice President of Global Licensing from October 2001 until May 2003, and as our Vice President of Media Commerce from May 2000 to October 2001. Prior to joining Digimarc, Mr. Stager was vice president of marketing and business development for the PVCS Division of MERANT, Inc., where he served from April 1997 to May 2000. From April 1993 through March 1997, Mr. Stager was general manager of In Focus Systems Services businesses and director of worldwide marketing at In Focus Systems. Prior to that, Mr. Stager held management positions at Tektronix and Mentor Graphics. Mr. Stager has over 20 years experience in high technology marketing, business development, strategic planning, services and operations. Mr. Stager holds an M.B.A. from Portland State University and a B.S. in business from Lewis and Clark College.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

Reviewed and discussed the Compensation Discussion and Analysis with management; and

Based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2007 Annual Meeting.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Brian J. Grossi, Chair
Philip J. Monego, Sr.
Jim Roth

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of Messrs. Monego, Grossi, or Roth, as the three members of our Compensation Committee, was at any time during the fiscal year ended December 31, 2006 or at any other time an officer or employee of the Company or (ii) had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, or as a director of another entity, where one of the other entity’s executive officers served on the Compensation Committee of the Company or as a director of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Board of Directors has delegated the responsibility for fixing the compensation of the Named Executive Officers (as defined in the Summary Compensation Table on page 28) to the Compensation Committee. The Compensation Committee consists entirely of independent, non-employee directors. No former employees of the Company serve on the Compensation Committee. The Compensation Committee approves all compensation and awards to executive officers, which include the chief executive officer and chief financial officer and four executive vice presidents, and provides oversight with respect to the compensation of all other officers. The Compensation Committee also sets the Company’s compensation principles that guide the design of compensation plans and programs applicable to management and all other employees.

The Compensation Committee has retained Radford Surveys + Consulting (“Radford”), a nationally recognized independent consulting firm, to assist the Compensation Committee in fulfilling its responsibilities. Radford provides an independent review of the Company’s compensation programs for executive officers and directors, assists in the preparation of a list of peer companies, examines the Company’s pay practices relative to the market, and assists in the design of compensation programs. Radford reports directly to the Compensation Committee.

The Compensation Committee annually reviews the performance and compensation of the Named Executive Officers and, following discussions with Radford, as it deems appropriate, establishes their compensation. Mr. Davis and Mr. Chamness may participate in certain discussions with the Compensation Committee and the Company’s Board of Directors concerning executive officer compensation, but do not participate in the deliberations and decisions with respect to their own compensation. In discharging its role in the area of compensation, the Compensation Committee periodically benchmarks the ongoing competitiveness of the Company’s executive and other compensation programs.

For 2006 and past years, the Compensation Committee has prepared tally sheets for Mr. Davis as part of the compensation process. The Compensation Committee has not prepared tally sheets for the other executive officers because the compensation structure for these executive officers has consisted primarily of base salary, cash bonuses, stock options and restricted stock and has not included many of the hidden costs (such as retirement benefits, perquisites and deferred compensation plans) that tally sheets are typically designed to reveal. Similarly, because of the overall size of the Company and the small number of executive officers, the Compensation Committee has not deemed it necessary to conduct formal internal pay equity studies.

General Compensation Policy

The Company’s executive compensation programs are designed to attract, retain, motivate and appropriately reward its executive officers, as well as to align the interests of executive officers with those of stockholders of the Company. The objective of the Company’s compensation programs are to:

•       provide competitive compensation opportunities that attract and retain top executives;

•       inspire the executive team to achieve superior performance in order to deliver results above the Company’s business plan and those of its peers;

•       create a performance-oriented environment with variable compensation based upon the achievement of annual and longer-term business results;

•       create a direct, meaningful link between (i) the Company’s financial performance, performance in achieving strategic objectives, and performance relative to peer companies and (ii) individual executive performance and rewards; and

•       continue to align the interests of executives and stockholders through the use of long-term incentives, while effectively managing dilution.

The Company applies the following principles in establishing executive compensation:

Compensation should be related to performance.

In general, our compensation policy is designed to reward the achievement of individual and company objectives. The Company has followed a practice of linking executive compensation to individual levels of performance, as well as to the performance of the Company as a whole. A substantial portion of the compensation of our executive officers consists of a combination of incentive cash bonuses and equity awards (generally stock options and restricted stock). Cash bonuses and performance based restricted stock are tied directly to the achievement of goals relating to individual performance, as well as goals relating to the performance of the Company. In addition, the value of long-term incentive compensation (generally stock options and restricted stock) is tied to corporate performance over a much longer period.

Compensation levels should be sufficiently competitive to attract and retain the talent needed.

The Company’s overall compensation levels are designed to attract and retain the type of talent needed to enable the Company to achieve and maintain a leadership position in the businesses in which it competes. In general, this will mean that total compensation should be at or above the median for the Company’s peer groups and other appropriate benchmarks. The Company utilizes competitive data and summaries provided by Radford to develop compensation recommendations competitive with selected peer groups within the broad software and high technology industries, as well as selected peer groups within the narrower security software, software services and government IT industries.

Incentive compensation should strike a balance between short-term and long-term performance.

The Company’s compensation policy is designed to focus management on achieving strong short-term (annual) performance objectives as well as ensuring that the necessary steps are taken to achieve long-term success and profitability. To reward a balanced approach, the Company uses both short-term incentives and long-term incentives in structuring the compensation of its executive officers. The Company uses a variety of performance objectives, including personal goals, as well as financial, operational and strategic company goals

Compensation should reflect position and responsibility, and incentive compensation should be a greater part of total compensation for executive officers.

We believe that the compensation of our employees should generally increase with position and responsibility. In addition, we believe that, as position and responsibility increase, a greater percentage of total compensation should be performance based. Individuals with greater roles and responsibilities relating to achievement of the Company’s performance targets should bear a greater proportion of the risk that these targets will not be met and, conversely, a greater proportion of the reward if targets are met or surpassed.

Setting Executive Compensation

The Compensation Committee awarded 2006 compensation to the Named Executive Officers based on its review and analysis of their positions, responsibilities and performance as well as their anticipated responsibilities and potential contributions to growth in stockholder value. The Compensation Committee analyzed the Company’s performance relative to its peers, and the compensation comparables of peer companies, in reaching its conclusions. The Compensation Committee also utilized the services of Radford to assist them in determining compensation of the Named Executive Officers for 2006. Radford performed an analysis and made recommendations with respect to each Named Executive Officer’s base salary and bonus target amount for 2006, as well as the appropriate number of stock options and other equity awards to be considered for granting to each Named Executive Officer. After analysis of these recommendations and other information, the Compensation Committee set the base salary, bonus targets, stock option grants and other equity awards for each of the Named Executive Officers.

In setting executive compensation for 2006—i.e., the aggregate level of compensation to be paid if performance goals are fully met—we engaged Radford to perform a study of the compensation of senior management at peer companies within the security software, software services and government IT industries. The criteria used to develop the list of peer companies were:

•       Business/labor market competitors, focusing on companies in the security software, software services and government IT industries, as well as other technology companies located in markets where Digimarc competes for labor talent

•       Companies with annual revenues in the range of  $50 million and $300 million, workforce size between 200 and 1,000, and market cap similar to that of Digimarc

•       Comparable companies included in financial analyst reports

The Compensation Committee established the following list of peer companies to provide a comparative framework for use in setting executive compensation for 2006: Actividentity Corporation, Dolby Laboratories, Inc., DTS, Inc., Entrust, Inc., Fargo Electronics, Inc., Identix Incorporated, LaserCard Corporation, LookSmart, Ltd., Macrovision Corporation, Micromuse Inc., Net2Phone, Inc., NetIQ Corporation, NIC Inc., Openwave Systems, Inc., RSA Security, Inc., Safenet, Inc., SCM Microsystems, Inc., Viisage Technology, Inc. (now L-1 Identity Solutions, Inc.), Watchguard Technologies, Inc. and Websense, Inc. For purposes of setting executive compensation for 2007, we expanded the list of peer companies to include additional companies from the government information technology and homeland security business areas. As a general matter, we attempt to construct peer groups in which Digimarc is at the 50th percentile in the key metrics used as selection criteria.

In establishing the compensation of our Named Executive Officers, we based the amounts primarily on the market data and advice provided by Radford, the individual performance of each Named Executive Officer in recent periods, and each Named Executive Officer’s level of responsibility for the Company’s key objectives and potential for future responsibility and promotion. We also examined the outstanding stock options and restricted stock held by such executive officer for the purpose of considering the retention value of additional equity awards. As a general guideline, we set total cash compensation for our Named Executive Officers at the 60th percentile (subject to all performance targets being fully met) and total equity compensation between the 50th and 60th percentiles. We believe that these levels will enable us to attract, retain and motivate executives of high quality, while at the same time keep our overall compensation levels near the median for our peer group.

2006 Compensation Components

The primary elements of each Named Executive Officer’s compensation package for the year ended December 31, 2006 were base compensation, annual cash incentive compensation, stock options, restricted stock and performance vesting shares. The reasons for choosing each of these four components are set forth in the discussion below. In determining the mix of these four components, we applied our compensation philosophy and principles and also considered the advice of Radford concerning compensation levels within our peer group, as well as compensation within broader groups of companies within the high tech and software services industries and sharing certain financial characteristics. Our objective was to establish a mix that would facilitate the following objectives:

•       retention

•       alignment of compensation with the achievement of key performance objectives

•       alignment with stockholder interests

•       ownership of Company stock by our executive officers

Because base compensation, annual cash bonuses, and equity awards are such basic elements of compensation within our industry, as well as the high tech and software industries in general, and are generally expected by employees, we believe that these components must be included in our compensation mix in order for the Company to compete effectively for talented executives.

We use stock options as an element of executive compensation for several reasons. First, stock options facilitate retention of our executives. Stock options will provide a return to the executive only if he or she remains in the Company’s employ. Second, stock options align executive compensation with the interests of the Company’s stockholders and thereby focus executives on increasing value for the stockholders. Third, stock options are performance based. Stock options will provide a return to executives only to the extent that the market price of the Company’s common stock appreciates over the option term. Fourth, stock options create incentive for increases in stockholder value over a longer term. In determining the number of options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, and the estimated value of stock options at the time of grant. Assuming individual performance at a level satisfactory to the Compensation Committee, the size of stock option grants to our executives is generally set between the 50th and 60th percentiles.

We began using restricted stock in 2005. The primary reasons for doing so were to address concerns regarding retention and to reduce our burn rate relating to equity awards. Restricted stock provides some of the same benefits as stock options, such as (i) facilitation of the alignment of the value of an executive’s compensation with the performance of the Company, the market value of the Company’s common stock and the interests of the Company’s stockholders and (ii) facilitation of retention of the executive as an employee,  Both stock options and restricted stock provide a return to the executive only to the extent he or she remains in the Company’s employ during the vesting period.  In the case of restricted stock, the employee receives actual shares, rather than a right to purchase shares at a fixed price. Once the restricted shares vest, they will generally have some value to the employee, even if the share price has not increased since the grant date. On the other hand, stock options will have no value unless the share price increases following the date of grant. As a result, to the extent the stock price has not increased since the date of grant, restricted stock may provide a greater retention benefit than that of stock options. Accordingly, we believe that a mix of stock options and restricted stock provides a more certain baseline retention benefit.

In 2006, the Company granted two types of restricted stock awards:

(i)    restricted stock with time-based vesting over a specified period (time based restricted stock; and

(ii)   restricted stock where vesting is subject only to the achievement of a specified performance goal within a specified period following the date of grant (performance based restricted stock).

We initiated the use of performance based restricted stock in 2006 to enhance alignment between executive compensation and the interests of stockholders and to make a portion of the equity compensation awarded to our executive officers subject to the achievement of performance criteria. Shares of performance based restricted stock were granted to each of our Named Executive Officers in 2006 and 2007 and we expect such awards to continue to be part of the Company’s long-term incentive strategy going forward.

In 2006, each of our Named Executive Officers received a combination of base salary, incentive cash bonus, stock options and restricted stock. In allocating compensation among these elements, we believe that a substantial portion of the total compensation of our Named Executive Officers—the levels of management having the greatest ability to influence the Company’s performance—should be performance-based. Accordingly, a substantial portion of the compensation of each Named Executive Officer was comprised of incentive cash bonus, stock options, and performance based restricted stock.

Based on our peer group analysis, we target annual long term incentive compensation at approximately the 60th percentile. In allocating long term incentive compensation among stock options, time-based restricted stock and performance-based restricted stock, we do not follow a specific formula. However, as a general guideline, in 2006 we provided approximately 50% of the annual long-term incentive value for each Named Executive Officer in the form of stock options, based on the Black-Scholes valuation model. The remaining annual long-term incentive value was provided in the form of restricted stock, divided equally between time-based restricted stock and performance-based restricted stock.

Base Salary.   The 2006 base salary for each Named Executive Officer was set on the basis of personal performance, skill set and experience, position criticality, the salary levels in effect for comparable positions with other companies in the industry, and internal comparability considerations. Base salary ranges are generally set at the 50th percentile, with the opportunity for high-performers and incumbents occupying critical positions to have their actual base salary between the 50th and 75th percentile based on management justification and approval of the Compensation Committee.

The 2006 base salaries of our Named Executive Officers are set forth in the Summary Compensation Table on page 28 of this Proxy Statement.  For 2006, we did not increase the base compensation of our Named Executive Officers from 2005 levels, except that Mr. Carr’s base compensation was increased from $243,000 to $250,000 based on his assumption of new responsibilities in connection with his relocation from Oregon to Massachusetts. We did not increase the base compensation of our other Named Executive Officers because our peer group data indicated that these amounts were already set at levels consistent with the philosophy of the Compensation Committee. In addition, in order to facilitate the Company’s efforts to achieve profitability, we chose to contain base compensation and to condition more compensation on the achievement of key objectives.

Benefits and Perquisites.   Benefits are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent. The primary benefits received by our named executive officers are the same as for all other employees and include participation in the Company’s health, dental and vision plans, the employee stock purchase plan and the Company’s disability and life insurance plans.

Our general policy is to not provide perquisites or other personal benefits to our Named Executive Officers, other than those benefits provided for all other employees.

Annual Cash Incentive Compensation.   Under the supervision of the Compensation Committee, the Company has established an incentive compensation program for executive officers. Under this program, our executive officers receive annual cash bonuses based upon the achievement of performance objectives. These executives are responsible for establishing strategic direction or are responsible for major functional or operating units and have an impact on bottom-line results. Accordingly, these performance objectives are generally based on Company performance as well as individual performance. Many of these performance objectives are linked to objectives in the Company’s annual business plan, which is approved by the Board of Directors.

In January of 2006, we established the target bonus amounts and the specific Company and individual objectives applicable to the cash bonuses paid to our executive officers, including our Named Executive Officers, for the year ended December 31, 2006. Final payout was calculated based upon the results attained relative to the preset performance objectives. To the extent performance objectives were not met, the payout was reduced accordingly. We believe that a substantial portion of the compensation of our executive officers should be performance based. The target bonus amount for Mr. Davis was set at 75% of his base salary (or $307,500). The target bonus amounts for our other named executive officers were set at 50 % of base salary. A larger portion of Mr. Davis’ cash compensation is performance based because we believe that Mr. Davis, as the Chief Executive Officer of the Company, has a greater impact on the Company’s results than our other executive officers.

For each Named Executive Officer’s annual bonus target, 40% was based on the achievement of individual performance goals, 40% was based on the achievement of financial targets and 20% was based on the achievement of target levels of return on equity. The Compensation Committee selected the mix of Company performance measures used in 2006 based on its belief that improved performance on each of these measures (revenues, cash flow and return on equity) were key objectives for the Company in 2006.    The individual performance goals vary with each executive and include the improvement of leadership evaluation and training (for Mr. Chamness), the continued improvement of internal controls (for Mr. McConnell), as well as other goals that relating to various aspects of our business relevant to the individual responsibilities of each Named Executive Officer. While these goals may vary in difficulty, we have tried to select goals that are of the highest importance to the Company, will require significant effort to accomplish, and will result in direct benefit to our shareholders.

For the 40% based on the achievement of financial targets, 20% was based on the Company’s actual revenue performance and 20% was based on the Company’s actual operating cash flow performance.  The revenue target amount was $109.5 million, with full payout if revenues reached 95% of the target. The Company’s 2006 revenues of $104.2 million exceeded 95% of this amount, which resulted in a 100% payout of the 20% portion based on revenue performance. The target amount for operating cash flow was $14.2 million. This goal was not achieved, resulting in no payout for the 20% portion relating to cash flow.

With respect to the 20% based on the achievement of target levels of return on equity, the target level was set at the 50th percentile of a peer group consisting of the following companies: Actividentity Corporation, NIC Inc., L-1 Identity Solutions, Inc., LaserCard Corporation, Macrovision Corporation, Dolby Laboratories, Inc. and DTS, Inc. The peer group was weighted with 75% based upon the performance of Actividentity Corporation, NIC Inc., L-1 Identity Solutions, Inc. and LaserCard Corporation (companies that supply information technology services to government agencies) and 25% based upon the performance of Macrovision Corporation, Dolby Laboratories, Inc. and DTS, Inc. (companies that provide technology solutions for applications within the media and entertainment industry). These weightings correspond to the allocation of our revenue in 2005 between these two general areas of our business. The target level of return on equity was not achieved, resulting in no payout for the 20% portion relating to this goal

The Compensation Committee conducted an assessment of individual executive performance in a year-end evaluation. Based on that assessment, as well as an assessment of corporate results and the achievement of designated objectives, the Compensation Committee authorized a bonus payment of $225,000 to Mr. Davis for 2006. Each of the other Named Executive Officers received approximately 38% to 62% of his target bonus amount.   Mr. Eckel received a bonus payment of $83,700 (approximately 62% of his total target amount), Mr. McConnell received a bonus payment of $75,000 (approximately 58% of his total target amount, Mr. Chamness received a bonus payment of $77,500 (approximately 62% of his bonus target amount, Mr. Carr received a bonus payment of $47,000 (approximately 38% of his total target amount) and Mr. Stager received a bonus payment of $58,000 (approximately 46% of his total target amount).

In addition to the foregoing cash bonus payments, on November 2, 2006, our Board of Directors approved payment of a $100,000 aggregate bonus to our Named Executive Officers as an award for achieving profitability during the third quarter of 2006. The third quarter bonus was allocated as follows:

Mr. Davis	$32,489
Mr. Eckel	$14,240
Mr. McConnell	$13,713
Mr. Chamness	$13,186
Mr. Carr	$13,186
Reed Stager	$13,186
$100,000

Equity Compensation.   Generally, the Compensation Committee awards stock options and restricted stock to each of our executive officers upon their initial hiring and from time to time thereafter. These forms of equity compensation are designed to align the interests of our executive officers with those of our stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.

The size of the grants made to each executive officer is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company and individual and Company performance. The Compensation Committee also takes into account comparable awards to individuals in similar positions in the industry as reflected in external surveys, the individual’s potential for future responsibility and promotion, the individual’s performance in recent periods, the number of outstanding options held by the individual at the time of the grant, and the Company’s stock option burn rate. The relative weight given to each of these factors will vary from individual to individual in the Compensation Committee’s discretion.

With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the Compensation Committee each calendar year following the availability of the financial results for the prior year. These grants were made on January 3, 2006 for the 2006 fiscal year. This timing was selected because it enables us to (i) consider prior year performance by the Company, as well as individual performance by the executive officers, (ii) base the performance criteria for performance-based awards on our expectations for the current year and (iii) maximize the time period over which the performance objectives for these awards can be accomplished.

Stock Options.   In 2006, our Named Executive Officers received stock option grants in the following amounts:

Mr. Davis	180,000 options
Mr. Eckel	120,000 options
Mr. McConnell	65,000 options
Mr. Chamness	50,000 options
Mr. Carr	50,000 options
Mr. Stager	50,000 options

The grants were effective January 3, 2006. These grants are intended to be Incentive Stock Options, but only to the extent that the aggregate fair market value of the common stock with respect to which the stock options are exercisable for the first time during any calendar year under all plans of the Company for each executive does not exceed $100,000. Any excess over $100,000 will be treated as a non-qualified stock option. Each grant allows the executive officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Such options become exercisable in installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. As a general policy, our stock option grants to employees are intended to be Incentive Stock Options to the extent permitted under the Internal Revenue Code. The primary advantages of Incentive Stock Options are that employees do not incur tax withholding upon exercise, and shares purchased by exercising Incentive Stock Options may receive preferential tax treatment if held for the required periods. We believe that these potential tax advantages outweigh the costs to the Company.

Time Based Restricted Stock.   In 2006, our Named Executive Officers received grants of time based restricted stock in the following amounts:

Mr. Davis	35,000 shares
Mr. Eckel	25,000 shares
Mr. McConnell	15,000 shares
Mr. Chamness	10,000 shares
Mr. Carr	10,000 shares
Mr. Stager	10,000 shares

Each grant allows the executive officer to acquire shares of the Company’s common stock at no cost immediately at the time of the grant, subject to divestiture over a specified period of time (in this instance, 4 years). At the end of each of the first four years following the grant date, the  restrictions will lapse on 25 percent of the restricted shares subject to each of these grants, at which time such shares are no longer subject to forfeiture.

Performance Based Restricted Stock.   In 2006, our Named Executive Officers received grants of performance based restricted stock in the following amounts:

Mr. Davis	35,000 shares
Mr. Eckel	25,000 shares
Mr. McConnell	15,000 shares
Mr. Chamness	10,000 shares
Mr. Carr	10,000 shares
Mr. Stager	10,000 shares

The form of agreement used in connection with the grant of performance based restricted stock to our executive officers in 2006 provides that the shares will fully vest, subject to the terms of the agreement, if the closing price of the Company’s common stock is at least $15 for more than 30 consecutive calendar days during the period that begins on the grant date and ends on the third anniversary of the grant date. Assuming that all conditions are satisfied, the shares will vest and no longer be subject to forfeiture as of the date on which the performance condition is satisfied. Subject to certain exceptions, all rights to shares of performance based restricted stock are contingent on the executive remaining continuously employed by the Company, or any parent or subsidiary of the Company, from the grant date through the vest date. The shares will be automatically forfeited on the third anniversary of the date of grant if the performance condition has not been fully satisfied by such time.

We used stock price as the performance measure in order to closely align a portion of compensation with direct benefit to shareholders. Since we based a portion of short term incentive compensation (annual incentive cash bonus) on target levels of return on equity, we felt it appropriate to use share price as the performance measure for performance based restricted stock. We utilized an “all or nothing” approach in structuring the performance measure in order to provide the maximum incentive to reach the specified goal.

Stock Burn Rate

The Company, with the oversight and approval of the Compensation Committee, provides stock option grants: (1) initially to all  new employees of the Company, consistent with typical grants provided to similarly situated employees by similarly situated companies, (2) annually to members of the Board of Directors, (3) annually to executive and non-executive officers of the Company and its wholly-owned subsidiary, and (4) annually to employees who have met or exceeded certain performance and contribution criteria. The Compensation Committee periodically reviews our gross and the net burn rates. The Compensation Committee endeavors to ensure that our net burn rate approximates the average rate within our peer group as well as the average rates within broader industry groups, and that the annual and the three-year average gross burn rates are within the recommended range of outside shareholder advisory groups. The Compensation Committee has determined to maintain the Company’s net stock burn rate at a level consistent with the burn rate of other companies in the software and broad high technology industry, establishing a net burn rate target not to exceed 4%.

For purposes of determining the net stock burn rate, the Company determines the sum of all options plus restricted shares granted during the course of the year, subtracts the options and restricted shares that are cancelled and returned to the plan, and divides the balance (the net options and restricted shares issued) by the shares outstanding at the end of the year. The gross burn rate is determined by taking the sum of all options plus restricted shares granted during the course of the year and dividing that amount by the shares outstanding at the end of the year. During 2006, the net options and restricted shares issued totaled 35,755, and the gross options and restricted shares issued totaled 1,558,525. There were approximately 21,191,918 shares outstanding at December 31, 2006, resulting in a net burn rate of 0.17%, compared to a targeted cap of 4%, and a gross burn rate of 7.35%. The Company also monitors the burn rate using the methodology of the Institutional Shareholders Service (ISS), which weights the issuance of restricted stock and other full value share awards. Using that approach, the Company had a net burn rate of 0.37% in 2006 and a gross burn rate of 7.55%.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to certain executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance-based compensation paid to each of our executive officers in 2006 did not exceed the $1 million limit and, therefore, no deductions were disallowed under Section 162(m)..

The Compensation Committee is aware of the limitations imposed by Section 162(m), and its exemptions, and will address the issue of deductibility when and if circumstances warrant. We review proposed compensation plans in light of applicable tax deductions, and generally seek to maximize the deductibility for tax purposes of all elements of compensation. However, we may approve compensation that does not qualify for deductibility if and when we deem it to be in the best interests of the Company.

Practices Regarding Equity Grants

As a general matter, except for new hire grants, we grant awards of stock options and restricted stock to our executive officers at a Compensation Committee meeting held in early January. For 2006, these grants were made on January 3, 2006. The grant date of these awards is always the date of approval of the grants. The Company’s executives have no role in selecting the grant date. The exercise price of stock options is always the closing price of the underlying common stock on the grant date. All stock option and restricted stock awards to executives are promptly announced on a Form 8-K. In the past, we have generally granted equity awards to our other employees at a later date as part of the year end performance review process. Effective for 2007, we adopted the following procedures regarding the effective date for annual options grants to employees:

•       With respect to annual grants to officers, other than executive officers, the grant date will be the later of the first business day of the year or the effective date of option grants made to executive officers.

•       With respect to annual grants to other employees, the grant date shall be the later of the first business day of April (the effective date of  annual salary adjustments) or such later effective date as may be established by the Compensation Committee.

Acceleration of Certain Options

Effective January 1, 2006, the Company adopted Financial Accounting Standards Board issued Statement No. 123R “Share Based Payment” (FAS 123R), which requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. On December 15, 2005, the Board of Directors approved the acceleration of vesting of the Company’s outstanding stock options with option exercise prices equal to or greater than $9.00 that would not have otherwise vested in full by December 31, 2005, in accordance with their terms. Accelerating the vesting of the Company’s options prior to the time at which the Company adopted FAS 123R accelerated the recognition of any remaining expense associated with these options, but the Company was only required to report the recognition of the remaining expenses associated with these options in the footnotes to the Company’s financial statements. The $9.00 price was selected because it was materially higher than the price at which the Company’s common stock had traded during the period prior to the acceleration. The price of the Company’s common stock at the close of the market on December 15, 2005, was $6.03, and thus the $9.00 floor for the options to be accelerated constituted approximately a 50% premium over the then market price.

The acceleration applied to all options outstanding under the Company’s 1999 Stock Incentive Plan and 2000 Non-Officer Employee Stock Incentive Plan that would not have otherwise vested in full by December 31, 2005 in accordance with their terms. The effective date of the vesting acceleration was December 31, 2005. Options to purchase 422,248 shares of the Company’s common stock, or 5.76% of the total number of options of the Company outstanding as of December 31, 2005 with remaining vesting schedules, were subject to the acceleration.  120,972 of these options were held by the Company’s Named Executive Officers as follows:

Mr. McConnell—120,726 options
Mr. Chamness—82 options
Mr. Stager—82 options
Mr. Carr—82 options

No options held by any directors of the Company, including its chairman and chief executive officer, were accelerated.

Other Agreements with Named Executive Officers

Pursuant to an employment agreement, effective as of July 16, 2001, the Board of Directors and Bruce Davis memorialized Mr. Davis’s employment with the Company as its full-time Chief Executive Officer. The employment agreement provides that if Digimarc terminates Mr. Davis’s employment without cause, or if Mr. Davis terminates his employment due to an adverse change in conditions of his employment, Mr. Davis’s stock options will immediately and fully vest and Digimarc will be obligated to continue to pay Mr. Davis the benefits described below for two years from the date of termination. In addition, in consideration for the provisions in the employment agreement providing for the post-termination payments described above, Mr. Davis has agreed to certain non-competition and non-solicitation obligations to the Company.

On January 2, 2007, the Compensation Committee approved a more limited Change of Control Retention Agreement to be entered into by and between Digimarc and each of Messrs. Eckel, McConnell, Chamness, Carr and Stager. We agreed to these change of control severance arrangements to ensure that if discussions regarding a change in control were to occur, these executives would have an incentive to remain employed by us, and to provide thorough and objective advice as to the best interests of the Company, despite any concerns about losing their jobs as a result of the transaction.

We also have confidentiality, non-competition, non-disclosure and inventions agreements with employees and members of senior management, including the Named Executives Officers. These agreements provide: (i) that the employee will not reveal any of our confidential information to any person, business entity or other organization without authorization from us; (ii) that the employee may not compete with us during the term of his or her employment and for a period of up to one year following termination of employment for cause, the employee’s resignation or voluntary termination of employment by the employee; and (iii) that all ideas, designs, works and inventions made by the employee in the course of his or her employment with us are our exclusive property.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table contains information in summary form concerning the compensation paid to our chief executive officer, our chief financial officer and the four next most highly compensated executive officers whose total salary and bonus exceeded $100,000 for the year ended December 31, 2006 (each, a “Named Executive Officer”):

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Bruce Davis, Chief Executive Officer and Chairman of the Board of Directors	2006	$ 410,000	$ 32,489	$ 276,286	$ 150,430	$ 225,000	$ 6,600	$ 1,100,805
Michael McConnell, Chief Financial Officer and Treasurer	2006	$ 260,000	$ 13,713	$ 113,319	$ 73,685	$ 75,000	$ 5,767	$ 541,484
Robert Eckel, President, Government Programs	2006	$ 270,000	$ 14,240	$ 41,990	$ 448,425	$ 83,700	$ 5,700	$ 864,055
Robert Chamness, Chief Legal Officer and Secretary	2006	$ 250,000	$ 13,186	$ 104,921	$ 40,696	$ 77,500	$ 938	$ 487,241
J. Scott Carr, Executive Vice President	2006	$ 279,576	$ 13,186	$ 73,046	$ 68,452	$ 47,000	0	$ 481,260
Reed Stager, Executive Vice President	2006	$ 250,000	$ 13,186	$ 73,046	$ 42,184	$ 58,000	$ 3,750	$ 440,166

(1)             These amounts represent cash bonuses approved by the Board of Directors on November 2, 2006 as an award for achieving profitability during the third quarter of 2006.

(2)             These amounts represent the expense taken by the Company in 2006 with respect to time based restricted stock and performance based restricted stock granted in 2006 and previous years, based on the estimated fair value of these awards calculated under FAS 123R. A summary of the assumptions we apply in calculating these estimates is set forth in the Notes to Condensed Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 on page F-25 under the caption “Deferred Stock Compensation.” The awards for which expense is shown in this column include awards described in the Grants of Plan-Based Awards Table on page 29 of this Proxy Statement and in the Outstanding Equity Awards at Fiscal Year-End Table on page 31 of this Proxy Statement.

(3)             These amounts represent the expense taken by the Company in 2006 with respect to stock options granted in 2006 and previous years, based on the estimated fair value of these awards. We estimate the fair value of stock options under FAS 123R using the Black-Scholes option valuation model. A summary of the assumptions we apply in calculating these amounts is set forth in the Notes to Condensed Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 on pages F-16 to F-18. The awards for which expense is shown in this column include awards described in the Grants of Plan-Based Awards Table on page 29 of this Proxy Statement and in the Outstanding Equity Awards at Fiscal Year-End Table on page 31 of this Proxy Statement.

(4)             These amounts represent annual cash bonuses paid in 2007 that were based on performance in 2006. The awards for which expense is shown in this column include awards described in the Grants of Plan-Based Awards Table on page 29 of this Proxy Statement.

(5)             These amounts consist of matching contributions to the Company’s 401(k) plan made in 2007 for the 2006 fiscal year. These contributions are made at the same rate as for all other Digimarc employees who elect to participate in the plan.

Grants of Plan-Based Awards in the Last Fiscal Year

The following table sets forth certain information with respect to stock options and other plan-based awards granted during the year ended December 31, 2006 to each of the Named Executive Officers. The awards shown in this table are also described in the Summary Compensation Table on page 28 of this Proxy Statement and in the Outstanding Equity Awards at Fiscal Year-End Table on page 31 of this Proxy Statement.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Options (#)(4)	Awards ($ / Sh)	Awards ($)
Bruce Davis		—	$ 307,500	—
	01/03/06								180,000	$ 5.91	$ 591,264	(5)
	01/03/06							35,000			$ 206,850	(6)
	01/03/06				—	35,000	35,000				$ 12,968	(7)
Robert Eckel		—	$ 135,000	—
	01/03/06								120,000	$ 5.91	$ 394,176	(5)
	01/03/06							25,000			$ 147,750	(6)
	01/03/06				—	25,000	25,000				$ 9,263	(7)
Michael McConnell		—	$ 130,000	—
	01/03/06								65,000	$ 5.91	$ 213,512	(5)
	01/03/06							15,000			$ 88,650	(6)
	01/03/06				—	15,000	15,000				$ 5,558	(7)
Robert Chamness		—	$ 125,000	—
	01/03/06								50,000	$ 5.91	$ 164,240	(5)
	01/03/06							10,000			$ 59,100	(6)
	01/03/06				—	10,000	10,000				$ 3,705	(7)
Scott Carr		—	$ 125,000	—
	01/03/06								50,000	$ 5.91	$ 164,240	(5)
	01/03/06							10,000			$ 59,100	(6)
	01/03/06				—	10,000	10,000				$ 3,705	(7)
Reed Stager		—	$ 125,000	—
	01/03/06								50,000	$ 5.91	$ 164,240	(5)
	01/03/06							10,000			$ 59,100	(6)
	01/03/06				—	10,000	10,000				$ 3,705	(7)

(1)                 These amounts reflect the 2006 annual bonus target amounts for each Named Executive Officer. Payment of these amounts was subject to achievement of financial and operational performance goals in 2006 as described in the Compensation Discussion and Analysis above. Each Named Executive Officer had the opportunity to earn up to his full annual bonus target based on the level of achievement in 2006 of the performance goals applicable to such individual and could have earned a bonus above the target if certain performance goals had been exceeded. With respect to the 40% based on the achievement of financial targets, the plan provides for a 5% increase or decrease in the payout for each 5% increase or decrease in the relevant metric. Accordingly there was no maximum payout under the plan. The actual amounts paid under this plan are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)                 These amounts represent the number of shares covered by performance based restricted stock awards granted on January 3, 2006. The shares will fully vest if the closing price of the Company’s common stock is at least $15 for more than 30 consecutive calendar days during the period that begins on the grant date and ends on the third anniversary of the grant date. The shares will be automatically forfeited on the third anniversary of the date of grant if the performance condition has not been fully satisfied by such time.

(3)                 These amounts represent the number of shares covered by time based restricted stock awards granted on January 3, 2006. These shares will vest over a 4-year period following the date of grant.

(4)                 These amounts represent the number of shares covered by stock options granted on January 3, 2006. These options have an exercise price of $5.91 per share and will vest over a 4-year period following the date of grant.

(5)                 This amount represents the grant date fair value of stock options granted on January 3, 2006. These options have an exercise price of $5.91 per share and will vest over a 4-year period following the date of grant. The grant date fair value was determined using the Black-Scholes valuation model

(6)                 This amount represents the grant date fair value of a time-based restricted stock award granted on January 3, 2006. These shares will vest over a 4-year period following the date of grant. The grant date fair value of this award was based on the $5.91 per share closing price of the Company’s common stock on the date of grant.

(7)                 The grant date fair value of this award was determined using a monte carlo valuation model that resulted in a substantial discount to the fair market value of the Company’s common stock on the date of grant, based on the probability weighting of the specified performance goal described in footnote 2.

Employment Agreement with Mr. Davis

Pursuant to an employment agreement, effective as of July 16, 2001, the Board of Directors and Bruce Davis memorialized Mr. Davis’s employment with the Company as its full-time Chief Executive Officer. Under the initial compensation terms of that agreement, Mr. Davis was to be paid a salary of not less than $300,000 per year and an annual performance bonus of up to 50% of Mr. Davis’s salary per year. Consistent with its charter, the Compensation Committee annually reviews and determines the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee is not restricted from setting his base and bonus amounts at a higher level than as provided in his employment agreement. Since the date of the employment agreement, the Company’s compensation arrangement with Mr. Davis has evolved and, over time, the Compensation Committee has determined to increase the amount of base compensation and the percentage amount of Mr. Davis’s target bonus. The Compensation Committee determined in 2005 to set the base and annual performance bonus for Mr. Davis in amounts higher than those set forth in his employment agreement, as noted above in the Summary Compensation Table.

Mr. Davis also will receive vacation and other benefits as are generally provided to other executives of the Company. Digimarc will grant additional stock options to Mr. Davis consistent with general market practices for similarly situated executives. The employment agreement provides that as long as Mr. Davis serves as our Chief Executive Officer, it is the intention of the Company that he will be nominated to serve as a director and as chairman of the Board of Directors of the Company. The employment agreement provides for an initial term from July 16, 2001 to December 31, 2002, automatically renewing for successive two-year periods unless terminated by written notice received at least one year prior to any scheduled termination.

Other than the agreement with Mr. Davis referenced above, there are no employment contracts between Named Executive Officers and the Company. However, as described more fully on page 33, on January 2, 2007, the Compensation Committee approved a more limited Change of Control Retention Agreement to be entered into by and between Digimarc and each of Messrs. Eckel, McConnell, Chamness, Carr and Stager.

Outstanding Equity Awards at End of Fiscal Year

The following table provides summary information, as to the Named Executive Officers, concerning outstanding equity awards as of December 31, 2006.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Bruce Davis			—			93,000	$817,470	35,000	$525,000
	100,000			$53.9375	01/31/10
	200,000			$26.25	07/17/10
	250,000			$14.125	12/21/10
	150,000			$18.16	12/18/11
	50,000			$8.67	06/25/12
	200,000			$15.24	12/12/12
	110,000			$13.00	01/02/14
	25,000			$9.07	01/05/15
	44,600	135,400		$5.91	01/03/16
Robert Eckel			—			25,000	$219,750	25,000	$375,000
	106,980	143,020		$6.00	04/15/15
	29,733	90,267		$5.91	01/03/16
Michael McConnell			—			38,500	$338,415	15,000	$225,000
	200,000			$11.53	06/01/14
	10,000			$9.07	01/05/15
	16,105	48,895		$5.91	01/03/16
Robert Chamness			—			33,500	$294,465	10,000	$150,000
	100,000			$19.93	01/02/12
	28,000			$15.24	12/12/12
	30,000			$13.00	01/02/14
	10,000			$9.07	01/05/15
	12,389	37,611		$5.91	01/03/16
Scott Carr			—			25,000	$219,750	10,000	$150,000
	70,000			$1.50	05/11/09
	12,500			$2.50	08/31/09
	40,000			$53.9375	01/31/10
	12,500			$21.75	07/21/10
	68,000			$14.125	12/21/10
	37,000			$18.16	12/18/11
	13,000			$8.67	06/25/12
	28,000			$15.24	12/12/12
	30,000			$13.00	01/02/14
	6,000			$9.07	01/05/15
	8,846	16,154		$6.44	08/01/15
	12,389	37,611		$5.91	01/03/16
Reed Stager			—			25,000	$219,750	10,000	$150,000
	100,000			$31.00	05/05/10
	12,500			$21.75	07/21/10
	81,000			$14.125	12/21/10
	38,000			$18.16	12/18/11
	14,500			$8.67	06/25/12
	28,000			$15.24	12/12/12
	30,000			$13.00	01/02/14
	6,000			$9.07	01/05/15
	12,389	37,611		$5.91	01/03/06

(1)                 The awards in this column consist of shares of time based restricted stock granted on January 3, 2006. These shares will vest over a 4-year period following the date of grant.

(2)                 Based on the $8.79 per share closing price of the Company’s Common Stock on December 29, 2006 (which was the last trading day of the 2006 fiscal year) as reported on The Nasdaq Stock Market LLC.

(3)                 The awards in this column consist of shares of performance based restricted stock. These shares will vest in full if the closing price of the Company’s common stock is at least $15 for more than 30 consecutive calendar days during the 3-year period following the date of grant.

(4)                 These amounts assume that the performance goal referenced in footnote 3 above has been met. The amounts were computed by multiplying the target stock price of $15 per share by the number of shares.

Option Exercises and Stock Awards Vesting in Last Fiscal Year

The following table provides summary information, as to the Named Executive Officers, concerning stock options exercised and stock awards vested during 2006.

2006 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Bruce Davis	—	—	29,000	$254,910
Robert Eckel	—	—	—	—
Michael McConnell	—	—	11,750	$103,283
Robert Chamness	—	—	11.750	$103,283
Scott Carr	—	—	7,500	$65,925
Reed Stager	—	—	7,500	$65,925

(1)          Based on the $8.79 per share closing price of the Company’s Common Stock on December 29, 2006—the last trading day of the 2006 calendar year - as reported on The Nasdaq Stock Market LLC.

Potential Post-Employment Payments

The Company has entered into an employment agreement with Mr. Davis, which is described on page 30 of this Proxy Statement. The employment agreement provides that if Digimarc terminates Mr. Davis’s employment without cause, or if Mr. Davis terminates his employment due to an adverse change in conditions of his employment, Mr. Davis’s stock options will immediately and fully vest and Digimarc will be obligated to continue to pay Mr. Davis the benefits described below for two years from the date of termination. “Cause” is defined as “any action or inaction of Executive which is adverse to Digimarc’s interests, including, without limitation, Executive’s dishonesty, grossly negligent misconduct, willful misconduct, disloyalty, act of bad faith, neglect of duty or material breach of” the employment agreement. “Adverse change” includes any of the following changes, if done without Executive’s prior written consent: reduction in title or responsibilities, or mandatory relocation more than 35 miles from current place of employment.” For a period of two years following the date of termination, Mr. Davis would continue to receive base compensation at the level in effect on the date of termination and annual bonus compensation at the level earned in the most recent fiscal year. These amounts would be paid according to the Company’s standard payroll schedules from the date of termination, as if Mr. Davis had not been terminated. For a period of two years following the date of termination, the Company would also provide, for Mr. Davis and his dependents, continued health, disability and other fringe benefits as are generally provided to other executives of the Company. In addition, in consideration for the provisions in the employment agreement providing for the post-termination payments described above, Mr. Davis has agreed to certain non-competition and non-solicitation obligations to the Company.

In July 1999, we adopted a policy regarding the vesting of stock options, including prior grants, for all existing officers at such date. This policy was amended in January 2000 to include all of our then current and future officers. In accordance with this policy, all shares subject to their options that have not vested will immediately vest if the following two conditions are met:

•       we merge with another company and there is a change of control of the Company or we sell substantially all of our assets to another company; and

•       the officer’s employment is terminated, or constructively terminated, within twelve months thereafter.

On February 23, 2005, the Compensation Committee approved the form of the restricted stock agreement to be used in connection with restricted stock awards to be granted to officers of the Company under the terms of the Company’s 1999 Stock Incentive Plan, as amended and restated on April 17, 2003 (the “1999 Stock Incentive Plan”). The restricted stock agreement provides, among other things, that the shares will vest in full upon the termination of the officer’s employment without cause or the officer’s resignation for good reason following a change in control of the Company. Notwithstanding the foregoing, the Compensation Committee has discretionary authority to determine the terms and conditions of any award granted under the 1999 Stock Incentive Plan.

On January 2, 2007, the Compensation Committee approved a form of Change of Control Retention Agreement to be entered into by and between Digimarc and each of Messrs. Eckel, McConnell, Chamness, Carr and Stager. The Change of Control Retention Agreement will be in effect until December 31, 2009 and provides for certain severance benefits in the event of termination of the executive without cause by Digimarc, or termination by the executive for good reason, within 12 months following a change of control of Digimarc or the sale of certain divisions of Digimarc during the term of the Change of Control Retention Agreement. “Cause” is defined as willful misconduct which is significantly injurious to the Company, monetarily or otherwise; fraud, dishonesty, embezzlement, misrepresentation or theft of property of the Company; conviction of or plea of no contest to a felony or any crime involving moral turpitude; breach of the Change of Control Retention Agreement or any other agreements with the Company; unauthorized disclosure of the Company’s proprietary or confidential information or breach of any confidentiality or similar agreements with the Company; violation of the Company’s Code of Business Conduct or any other employment rule, code or policy; failure or refusal to follow the lawful instructions of the Company; the entry of a court order, or consent decree barring the executive from serving as an officer or director of a public company; or failure to meet and sustain an acceptable level of performance of duties and obligations to the Company. “Good reason” is defined as a substantial reduction in executive’s level of duties or responsibilities; a material reduction in executive’s base salary, benefits or total cash compensation (consisting of base salary and target bonus), unless such reduction is part of an overall reduction for all employees at the same level as the executive; mandatory transfer to another geographic location that is more than 35 miles from the location where Executive was employed at the Effective Date, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to the Effective Date hereof; failure by the Company to obtain an assumption of its obligations under this Agreement by any successor company; or repudiation or failure by the Company or its successor to comply with any of its obligations under this Agreement.

The severance benefits payable upon such a termination include 12 months’ salary, a prorated bonus payment and up to 18 months’ premiums necessary to continue the executive’s health insurance coverage under the company’s health insurance plan pursuant to Section 4980B(f) of the Internal Revenue Code of 1986, as amended (“COBRA”), and are conditioned upon the executive signing a release of claims.

The following table summarizes potential payments to each of the Named Executive Officers upon termination of employment or a change in control. The amounts set forth in the table are based on the assumption that the triggering event occurred on the last business day of the Company’s last completed fiscal year and that the Company’s stock price was the closing market price per share on that date.

2006 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason
Bruce Davis	Stock Option Vesting Acceleration	$389,952	$389,952
	Restricted Stock Vesting Acceleration	$1,125,120	$1,125,120
	Salary Continuation	$820,000	$820,000
	Bonus Continuation	$450,000	$450,000
	Benefits Continuation	$31,780	$31,780
	Total Value	$2,816,852	$2,816,852
Robert Eckel	Stock Option Vesting Acceleration	—	$658,995
	Restricted Stock Vesting Acceleration	—	$439,500
	Salary Continuation	—	$270,000
	Bonus Continuation	—	$83,700
	Benefits Continuation	—	$22,014
	Total Value	—	$1,474,209
Michael McConnell	Stock Option Vesting Acceleration	—	$140,818
	Restricted Stock Vesting Acceleration	—	$470,265
	Salary Continuation	—	$260,000
	Bonus Continuation	—	$75,000
	Benefits Continuation	—	$15,322
	Total Value	—	$961,405
Robert Chamness	Stock Option Vesting Acceleration	—	$108,320
	Restricted Stock Vesting Acceleration	—	$382,365
	Salary Continuation	—	$250,000
	Bonus Continuation	—	$77,500
	Benefits Continuation	—	$22,014
	Total Value	—	$840,199
Scott Carr	Stock Option Vesting Acceleration	—	$146,282
	Restricted Stock Vesting Acceleration	—	$307,650
	Salary Continuation	—	$250,000
	Bonus Continuation	—	$47,000
	Benefits Continuation	—	$22,014
	Total Value	—	$772,946
Reed Stager	Stock Option Vesting Acceleration	—	$108,320
	Restricted Stock Vesting Acceleration	—	$307,650
	Salary Continuation	—	$250,000
	Bonus Continuation	—	$58,000
	Benefits Continuation	—	$22,014
	Total Value	—	$745,984

The salary continuation amounts shown in the table above are based on the Named Executive Officer’s base salary in 2006. Bonus amounts shown in the table represent the cash bonus earned by the Named Executive officer in 2006 under the Company’s annual incentive bonus cash compensation program.

The calculated value of the acceleration of equity compensation is based on the $8.79 per share closing price of the Company’s Common Stock on December 29, 2006, which was the last trading day of the 2006 fiscal year. In the case of stock options, the value of the acceleration was determined based on the difference between (i) the exercise price of the shares for which vesting was accelerated and (ii) the $8.79 closing price on December 29, 2006. In the case of restricted stock, the value of the acceleration was determined by multiplying (i) the number of shares for which vesting was accelerated by (ii) the $8.79 per share closing price on December 29, 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company’s compensation plans under which equity securities of the Company are authorized for issuance to employees or non-employees of the Company, including directors of the Company, as of December 31, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,947,892	$13.6389	7,211,177	(1)(2)(3)(4)
Equity compensation plans not approved by security holders(5)	97,859	$15.8373	145,470
Total	7,045,751	$13.6694	7,356,647	(1)(2)(3)(4)

(1)          The amount includes 1,581,592 shares of common stock available for future issuance under the Company’s 1999 Employee Stock Purchase Plan and 5,629,585 shares of common stock available for future issuance under the Company’s 1999 Stock Incentive Plan.

(2)          Under the Company’s 1999 Stock Incentive Plan, the maximum aggregate number of shares of common stock which may be issued pursuant to all awards under the plan is increased by (i) any shares of common stock that are represented by awards under the Company’s 1995 Stock Incentive Plan which are forfeited, expire or are cancelled without delivery of shares of common stock or which result in the forfeiture of shares of common stock to the Company, and (ii) an annual increase to be added on the first day of the Company’s fiscal year equal to seven percent (7%) of the fully-diluted number of shares of common stock outstanding as of such date or a lesser number of shares of common stock determined by the plan administrator. Starting in 2004, the Compensation Committee of the Company’s Board of Directors determined to reduce the Company’s net stock option burn rate in a manner consistent with the burn rate of other companies in the software and broad high technology industry. Under the Company’s 1999 Employee Stock Purchase Plan, subject to adjustment upon changes in capitalization of the Company, the maximum number of shares of common stock which will be made available for sale under the plan will be annually increased on the first day of the Company’s fiscal year by an amount equal to the lesser of (i) 250,000 shares, (ii) one percent (1%) of the fully-diluted number of outstanding shares on such date, or (iii) a lesser number of shares determined by the plan administrator.

(3)          Shares available for issuance under the Company’s 1999 Stock Incentive Plan can be granted pursuant to stock options, stock appreciation rights, dividend equivalent rights, restricted stock, performance units and performance vesting shares. The Company’s non-employee directors received options grants under a Non-Employee Director Option Program adopted by the Board of Directors and administered under the Company’s 1999 Stock Incentive Plan. Each non-employee director received an option for 20,000 shares in initial election as director and an annual option grant for 12,000 shares, and committee members receive an additional annual option grant for 3,000 shares. All options are granted with an exercise price equal to the fair market value of our stock on the grant date. Initial option grants vest and become exercisable in 36 equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable three years after the grant date. Annual option grants, including annual option grants to standing committee members, are made immediately following each annual shareholder meeting and vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable one year after the grant date. The Board has discretion to elect not to make the automatic annual option grants.

(4)          Approximately 25,377 shares of common stock available for future issuance under the Company’s 1999 Employee Stock Purchase Plan were subject to purchase in the purchase period in effect as of the date of this table. The number of shares subject to purchase during any purchase period depends on the number of current participants and the price of the common stock on the date of purchase.

(5)          As of the date of this proxy statement, the Company’s 2000 Non-Officer Employee Stock Incentive Plan is the Company’s only equity compensation plan that was not approved by the Company’s stockholders. The following is a description of the material features of this plan:

The Company’s Board of Directors adopted the 2000 Non-Officer Employee Stock Incentive Plan (the “Non-Officer Plan”) in June 2000. A maximum of 275,000 shares of common stock is available for issuance under the Non-Officer Plan. The Board of Directors, or a committee designated by the Board of Directors, acts as the plan administrator for the Non-Officer Plan. The Board of Directors may also authorize one or more officers to grant awards of non-qualified stock options under the Non-Officer Plan and may limit such authority as the Board of Directors determines from time to time. The plan administrator determines the provisions, terms and conditions of each award of non-qualified stock options under the Non-Officer Plan, including without limitation vesting of such options. The plan administrator also has the authority, among other things, to select employees to whom awards of non-qualified stock options under the Non-Officer Plan may be granted from time to time, to determine whether and to what extent such awards are granted, and to construe and interpret the terms of the Non-Officer Plan and awards of non-qualified stock options granted pursuant to the Non-Officer Plan. Options currently may be granted under the Non-Officer Plan to employees of the Company and any parent or subsidiary of the Company. Officers and directors may not be granted options under the Non-Officer Plan. The term of each option is stated in the applicable option agreement. The exercise price per share of common stock for an option may not be less than fifty percent (50%) of the fair market value per share on the date of grant unless otherwise determined by the plan administrator. An option may include a provision whereby the participant may elect to exercise any part or all of the option prior to vesting of the option. Any unvested shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or any other restriction the plan administrator determines to be appropriate. Options are transferable in the manner and to the extent determined by the plan administrator. A participant may not exercise an option after the termination of the participant’s employment, director or consulting relationship with the Company or any parent or subsidiary of the Company, except to the extent specified in the applicable option agreement. Where the option agreement permits the exercise of the option following termination of the participant’s employment or other service relationship with the Company or any parent or subsidiary of the Company, the option will terminate to the extent not exercised on the last day of the specified period or the last day of the term of the option, whichever occurs first. The Non-Officer Plan will continue for a term of ten years from the date of adoption unless sooner terminated. The Board of Directors may amend, suspend or terminate the Non-Officer Plan at any time without approval of the stockholders, except as required by law. However, amendment, suspension or termination of the Non-Officer Plan may not alter or impair any option previously granted under the Non-Officer Plan, unless otherwise mutually agreed in writing between an affected participant and the Company. No option may be granted during any suspension of or after termination of the Non-Officer Plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 1, 2006 by:

•       each person or entity known by us to own beneficially more than five percent of our common stock;

•       our chief executive officer, each of the other Named Executive Officers and each of our directors; and

•       all of our executive officers and directors as a group.

The beneficial ownership is calculated based on 21,390,441 shares of our common stock outstanding as of March 1, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting and/or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse under applicable community property laws, with respect to all shares of capital stock listed as owned by that person. Shares issuable upon the exercise of options that are currently exercisable or become exercisable within sixty days after March 1, 2007 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by any other individual. The address of each of the executive officers and directors is care of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Macrovision Corporation(1)	2,014,458	9.42%
1341 Orleans Drive
Sunnyvale, CA 94089
Koninklijke Philips Electronics N. V.(2)	1,933,879	9.04%
Eindhoven
The Netherlands
Dimensional Fund Advisors LP(3)	1,393,287	6.51%
1299 Ocean Avenue
Santa Monica, CA 90401
Named Executive Officers:
Bruce Davis(4)	1,416,510	6.62%
Scott Carr(5)	435,059	2.03%
Reed Stager(6)	391,514	1.83%
Michael McConnell(7)	328,314	1.53%
Robert Chamness(8)	259,000	1.21%
Robert Eckel(9)	250,241	1.17%
Directors:
Philip Monego, Sr.(10)	399,005	1.87%
Brian J. Grossi(11)	143,137	*
Peter W. Smith(12)	95,900	*
James T. Richardson(13)	67,900	*
Jim Roth(14)	64,900	*
Bernard Whitney(15)	20,122	*
William Miller(16)	20,122	*
Lloyd Waterhouse(17)	19,567	*
All executive officers and directors as a group (14 persons)(18)	3,912,291	18.29%

*                     Less than 1%.

(1)    The foregoing information is based solely on the Schedule 13D/A filed on November 13, 2000 by Macrovision Corporation.

(2)           The foregoing information is based solely on the records at the transfer agent involving the purchase of shares by Koninklijke Philips Electronics N.V.

(3)           Dimensional Fund Advisors LP (“Dimensional”) furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. The shares reported in the table are owned by these investment companies, group trusts and separate accounts. Dimensional possesses voting power over the shares, but disclaims beneficial ownership of the shares. The foregoing information is based solely on the Schedule 13G/A filed by Dimensional on Februrary 9, 2007.

(4)           Includes options for 1,150,479 shares of common stock exercisable within 60 days of March 1, 2006, 179,250 shares of unvested restricted stock and 38,400 shares of common stock held in trust for minor children.

(5)           Includes options for 346,269 shares of common stock exercisable within 60 days of March 1, 2006 and  47,500shares of unvested restricted stock.

(6)           Includes options for 328,371 shares of common stock exercisable within 60 days of March 1, 2006 and 47,500 shares of unvested restricted stock.

(7)           Includes options for 233,944 shares of common stock exercisable within 60 days of March 1, 2006 and 69,750 shares of unvested restricted stock.

(8)           Includes options for 186,371 shares of common stock exercisable within 60 days of March 1, 2006 and 56,000 shares of unvested restricted stock

(9)           Includes options for 170,848 shares of common stock exercisable within 60 days of March 1, 2006 and 73,750 shares of unvested restricted stock.

(10)     Includes options for 187,000 shares of common stock exercisable within 60 days of March 1, 2006 and 2,400 shares of unvested restricted stock.

(11)     Includes options for 97,000 shares of common stock exercisable within 60 days of March 1, 2006 and 2,400  shares of unvested restricted stock.

(12)     Includes options for 93,500 shares of common stock exercisable within 60 days of March 1, 2006 and 2,400 shares of unvested restricted stock.

(13)     Includes options for 55,500 shares of common stock exercisable within 60 days of March 1, 2006 and 2,400  shares of unvested restricted stock.

(14)     Includes options for 52,500 shares of common stock exercisable within 60 days of March 1, 2006 and 2,400  shares of unvested restricted stock.

(15)     Includes options for 17,722 shares of common stock exercisable within 60 days of March 1, 2006 and 2,400 shares of unvested restricted stock.

(16)     Includes options for 17,722 shares of common stock exercisable within 60 days of March 1, 2006 and 2,400  shares of unvested restricted stock.

(17)     Includes options for 17,167 shares of common stock exercisable within 60 days of March 1, 2006 and 2,400  shares of unvested restricted stock.

(18)     Includes options for 2,954,393 shares of common stock exercisable within 60 days of March 1, 2006 and 492,950 shares of unvested restricted stock.

REPORT OF THE GOVERNANCE AND NOMINATING COMMITTEE
OF THE BOARD OF DIRECTORS

Throughout 2006, we had a governance and nominating committee of the Board of Directors (the “Governance and Nominating Committee”) which had responsibility for (1) overseeing the quality and integrity of the corporate governance practices of the Company, and such other duties and functions as directed by the Board of Directors from time to time or as are consistent with its charter, the Company’s Amended and Restated Bylaws, as amended, and governing law, rules and regulations, and (2) optimizing the composition, competence and integrity of the Board of Directors and its committees by searching for and recommending individuals for election to the Board of Directors, and such other duties and functions as directed by the Board of Directors from time to time or as are consistent with its charter, the Company’s Amended and Restated Bylaws, as amended, and governing law, rules and regulations.

Corporate Governance Program

The Committee’s role includes the review, monitoring, and general oversight regarding corporate policies and procedures involving corporate governance and compliance with significant legal, ethical, and regulatory requirements. The Committee is directly responsible for oversight of the Company’s corporate and other compliance programs. This oversight responsibility includes monitoring compliance with the Sarbanes-Oxley Act of 2002. The Committee also oversees the structure and evaluation of the Board of Directors and its committees, and the development, monitoring, and enforcement of the corporate governance principles applicable to the Company. The Committee is comprised of independent, non-employee members of the Board of Directors.

The Committee and the Board of Directors adopted a set of Corporate Governance Guidelines, attached to the Proxy Statement for the 2004 Annual Meeting of Stockholders as Exhibit E, which can be found on the Digimarc website at www.digimarc.com on the Corporate Governance page. These Corporate Governance Guidelines are intended to provide a framework for the Board of Directors to assist in the governance and oversight of the affairs of the Company. Among other things, the Corporate Governance Guidelines provide that directors are expected, through participation as a member of the Board of Directors and its assigned committees, to:

•       Exercise their business judgment in what they reasonably believe to be in the best interests of the Company and its stockholders.

•       Prepare for, attend and participate in Board of Directors and applicable committee meetings to the maximum extent possible, and perform as appropriate general oversight responsibilities in a number of specific areas, including evaluating management performance, operating results, strategic direction, and risks and their mitigation.

•       Oversee the performance, qualifications and selection of members of the Board of Directors and its committees.

•       Assure the independence of the members of the audit, compensation, corporate governance, and nominating committees of the Board of Directors.

•       Meet in executive session at regular intervals without the attendance or participation of management.

•       Schedule meetings on a regular basis, participate in the setting of the agenda, and receive and evaluate appropriate information in advance of the meeting.

•       Have full and free access to senior management and any other employees of the Company, with or without senior management present.

•       Oversee the Company’s ethics programs, ethics hotline, and programs to prevent violations of policies involving conflicts of interest, loans to officers and employees, insider trading, blackout periods, and other compliance policies.

•       Establish procedures for confidential or anonymous reporting by anyone who has a concern about the Company’s financial conduct or about its accounting, internal accounting controls or auditing matters, or about its policies and procedures involving corporate reporting and compliance directly to the independent directors or applicable committees.

•       Enforce the prohibition against the Company or any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

In furtherance of the Company’s commitment to upholding the highest legal and ethical conduct in fulfilling its responsibilities, the Board of Directors adopted three codes of ethics and business conduct. In particular, Digimarc adopted:

•       A Code of Business Conduct, attached to the Proxy Statement for the 2004 Annual Meeting of Stockholders as Exhibit F, which can be found on the Digimarc website at www.digimarc.com on the Corporate Governance page. The Code of Business Conduct applies to all employees of Digimarc and its subsidiaries, as well as to directors, temporary contractors, and other independent contractors or consultants when engaged by or otherwise representing Digimarc or its interests, and sets forth internal policies and guidelines designed to support and encourage ethical conduct and compliance with the laws, rules and regulations that govern the Company’s business operations.

•       A Code of Ethics for Financial Personnel, attached to the Proxy Statement for the 2004 Annual Meeting of Stockholders as Exhibit G, which can be found on the Digimarc website at www.digimarc.com on the Corporate Governance page. The Code of Ethics applies to the principal executive officer and principal financial officer of Digimarc and its subsidiaries and all professionals worldwide serving in finance, accounting, treasury, tax or investor relations roles.

•       Standards of Professional Conduct for Legal Personnel, attached to the Proxy Statement for the 2004 Annual Meeting of Stockholders as Exhibit H, which can be found on the Digimarc website at www.digimarc.com on the Corporate Governance page. These Standards of Professional Conduct apply to all lawyers who perform services for the Company, and require lawyers to report evidence of any material violation of law either to the Company’s Qualified Legal Compliance Committee or “up the corporate ladder” until the attorney receives an appropriate response.

The Governance and Nominating Committee and the Audit Committee monitor compliance with the Code of Business Conduct, the Code of Ethics for Financial Personnel, the Standards of Professional Conduct for Legal Personnel, and other internal policies and guidelines. This includes overseeing the Company’s Ethics Program, which includes a comprehensive and anonymous Internet and telephone-based reporting tool that assists management and employees to work together to address complaints regarding accounting, internal audit controls and fraud, and investigating complaints, when appropriate information is brought to the attention of the particular committee.

Policy on Director Nominations

In February 2004, the Committee proposed and the Board of Directors adopted the “Policy on Director Nominations, Communications with Shareholders, Attendance at the Annual Meeting, and Provision of Certain Company Information”. In summary, this policy provides as follows:

•       The Committee welcomes and encourages recommendations of director candidates from Digimarc’s stockholders, and will consider any director candidates recommended by stockholders of the Company, provided the information regarding director candidates who are recommended by stockholders is submitted to the Nominating Committee in compliance with the terms of its policy.

•       Director candidate nominations from stockholders may be submitted at any time, but they must be provided in writing, include prescribed information, and be sent to the Secretary of the Company, at the address of the Company’s principal executive offices.

•       The Committee will respond promptly, and in any event, within 60 days of the submission to the Nominating Committee. Interim inquiries with respect to status and timing can be submitted to the Secretary of the Company by phone or electronically.

•       The Committee shall consider a potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the Board of Directors. In evaluating nominees, the Nominating Committee will consider a candidate’s independence, character, and acumen and may, if appropriate, establish areas of core competency of the Board of Directors. High personal and professional ethics, integrity and values are important attributes, as are good judgment, sound business experience, and a demonstrated commitment to representing the long-term interests of stockholders. An inquisitive and objective perspective, the ability to make independent analytical inquiries, practical wisdom, and mature judgment are also valued.

•       The Committee will also review from time to time the skills and characteristics necessary and appropriate for directors in the context of the current composition of the Board of Directors, including such factors as business experience, domestic or international background and experience, diversity and diverse perspective, knowledge or experience in areas such as technology, systems integration, operations, finance or marketing, and other skills that would enhance the effectiveness of the Board of Directors. The Committee will also consider that a majority of Board of Directors must be “independent” pursuant to Marketplace Rule 4200 of the National Association of Securities Dealers, Inc., and as such, the overall composition of the Board of Directors is also a consideration.

•       Directors are expected to devote sufficient time to carry out their duties and responsibilities effectively, ensure that other existing and planned future commitments do not materially interfere with his/her service as a director, and attend at least 75% of all Board of Directors and applicable committee meetings.

•       The Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves compiling names of potentially eligible candidates, vetting those candidates against the factors described above, conducting background and reference checks, conducting interviews with candidates, meeting to consider and approve final candidates and, as appropriate, preparing and presenting to the Board of Directors an analysis with regard to a candidate. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

Process for Stockholders to Send Information to the Board of Directors

The Board of Directors solicits and encourages all forms of information to be provided to the Board of Directors and/or its members. All such communications shall be in written form, addressed to the Board of Directors or to one or more individual members of the Board of Directors, and sent care of the Secretary of the Company, at the address of the Company’s principal executive offices or via fax to (503) 469-4771. The Secretary of the Company will promptly provide all such communication to the applicable member(s) of the Board of Directors or the entire Board of Directors.

Policy Regarding Board Member Attendance At Annual Meetings

The policy of the Board of Directors with regard to attendance by members of the Board of Directors at annual meetings is to encourage attendance at such annual meetings. Candidates for election to the Board of Directors should exercise their best efforts to attend the annual meeting. All nine members attended the 2006 annual meeting of stockholders.

Policy Requiring Director Resignation Upon Change of Employment and Stock Ownership Requirements

In March of 2007, the Board of Directors adopted stock ownership guidelines for members of the Board of Directors, and approving a policy that requires any director who experiences a substantial change in principal employment responsibility to tender his or her resignation, unless the change was anticipated by the Governance and Nominating Committee at the time of the director’s nomination or election to the Board. Upon receipt of a resignation offered under these circumstances, the Governance and Nominating Committee will review the director’s change in employment responsibilities to evaluate whether the director’s continued service is appropriate.

RELATED PERSON TRANSACTIONS

Transactions with Directors and Executive Officers

Under Section 145 of the General Corporation Law of the State of Delaware, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. Section 7 of the Company’s Second Amended and Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no directors of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article IX of the Company’s Amended and Restated Bylaws, as amended, also provides for mandatory indemnification of its directors, officers, employees and agents to the fullest extent permissible under General Corporation Law of the State of Delaware. Delaware law provides that directors of a company will not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the directors derived an improper personal benefit. The Amended and Restated Bylaws, as amended, further provide that such right of indemnification will continue as to a person who has ceased to be a director, officer, employee or agent of the Company. Responsibility for determinations with respect to such indemnification will be made by the Company’s Board of Directors.

The Company has entered into an agreement with each of its directors and executive officers that requires the Company to indemnify such persons against any expense, liability or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other charges imposed thereon, and any federal state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment under such agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in, or preparing for any of the foregoing in, any proceeding relating to any event or occurrence by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company in certain capacities. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Company also has obtained a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

The Governance and Nominating Committee of the Board of Directors, in executing the responsibilities delegated to such committee by the Board of Directors under the Governance and Nominating Committee Charter, will review, consider, and approve, reject or qualify all related person transactions between the Company and its officers, directors, principal stockholders and affiliates. The Governance and Nominating Committee is comprised of disinterested, non-employee directors. The Governance and Nominating Committee has determined that, as a general rule, transactions between the Company and its officers, directors, principal stockholders and affiliates should be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Legal Proceedings

On or about October 19, 2004, two purported shareholder derivative lawsuits were filed against certain of the Company’s officers and directors, naming the Company as a nominal defendant, in the Superior Court of the State of California for the County of San Luis Obispo. These lawsuits were consolidated into one action for all purposes on March 14, 2005. This suit claims that certain of these officers and directors breached their fiduciary duties to the Company’s shareholders and to the Company. The complaint is derivative in nature and does not seek relief from the Company. The Board of Directors appointed an independent committee to investigate the claims asserted in this derivative lawsuit. On July 19, 2005, the court granted the Company’s motion to stay these consolidated actions in favor of a shareholder derivative action to be filed by plaintiffs in the Circuit Court of the State of Oregon for the County of Washington. On August 25, 2005, the California plaintiffs filed two new derivative lawsuits in the United States District Court for the District of Oregon. On October 17, 2005, defendants filed a motion to dismiss these complaints for lack of subject matter jurisdiction and failure to state a claim. In May of 2006, the Board committee, after completing its investigation, concluded that pursuit of the allegations would not be in the best interests of Digimarc or its shareholders. On August 24, 2006, the court granted defendants’ motion and dismissed the lawsuit with prejudice. Plaintiffs filed a notice of appeal on September 22, 2006. The schedule for submission of appellate briefs has not been set. Due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of the matter.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in beneficial ownership of common stock and other equity securities of the Company with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.

To our knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from certain Reporting Persons, during the year ended December 31, 2006, all of the Reporting Persons complied with applicable Section 16(a) filing requirements, except that Bruce Davis filed one late Form 4 relating to a sale of 700 shares on November 24, 2006. The Form 4 was filed on November 29, 2006.

Submitted by the Governance and Nominating Committee of the Board of Directors:

Peter W. Smith, Chairman
Philip J. Monego, Jr.
Jim Roth
Lloyd G. (“Buzz”) Waterhouse

ADDITIONAL MATTERS

Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.   Pursuant to the Company’s bylaws, for stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor to the Secretary of the Company. To be timely for the 2008 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company no earlier than January 18, 2008 and no later than February 17, 2008.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.   Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2008 Annual Meeting of Stockholders must be received by the Company not later than December 4, 2007 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Discretionary Authority.   The proxies to be solicited by the Company through its Board of Directors for the 2008 Annual Meeting of Stockholders will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at such annual meeting if the Company fails to receive notice of such stockholder’s proposal for the meeting by February 17, 2008.

Form 10-K and Stockholder Information

A copy of our Annual Report to Stockholders for the year ended December 31, 2006 accompanies this Proxy Statement. We will provide, without charge upon the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2006. Written requests should be mailed to Robert P. Chamness, Secretary, Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

If you share an address with another stockholder, you may receive only one set of proxy materials (including our annual report to shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at:

Digimarc Corporation
Attn: Investor Relations
9405 SW Gemini Drive
Beaverton, OR 97008
Phone: (503) 469-4800
Fax: (503) 469-4771

Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials.

Other Materials

All materials filed by us with the Securities and Exchange Commission can be obtained at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or through the Securities and Exchange Commission’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

Other Business

The Board of Directors is not aware of any other matter that may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of the Company.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. We urge you to promptly execute and return the accompanying proxy in the envelope, which has been enclosed for your convenience. Stockholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Bruce Davis
Chief Executive Officer

Beaverton, Oregon
April 2, 2007

Digimarc Corporation

000004	000000000.000000 ext	000000000.000000 ext
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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext	000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2007.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1.	Election of Class II Directors:	For	Withhold	For	Withhold	For	Withhold

01 - Philip J. Monego, Sr.	☐	☐	02 - Peter W. Smith	☐	☐	03 - Bernard Whitney	☐	☐

For	Against	Abstain
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF DIGIMARC CORPORATION FOR THE YEAR ENDING DECEMBER 31, 2007	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

C 1234567890 3 1 A V	J N T 0 1 2 9 4 9 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>	00P5WC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — DIGIMARC CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Bruce Davis and Michael McConnell, and each of them, his true and lawful attorneys-in-fact and agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Digimarc Corporation to be held at Digimarc Corporation’s headquarters located at 9405 SW Gemini Drive, Beaverton, OR 97008 on Wednesday, May 2, 2007 at 11:00 a.m. local time, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for the nominees to the board of directors named in Proposal No. 1 and for the ratification of Grant Thornton LLP as the independent registered public accounting firm of Digimarc Corporation in Proposal No. 2 and as the proxy holder may determine in his discretion with regard to any other matter properly brought before the Annual Meeting.